Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ASTREA ACQUISITION CORP.,

PEREGRINE MERGER SUB, LLC,

DOUBLE PEREGRINE MERGER SUB, LLC,

LEXYL TRAVEL TECHNOLOGIES, LLC,

and

BENJAMIN & BROTHERS, LLC

Dated as of August 9, 2021

i

(continued)

(continued)

(continued)

(continued)

EXHIBITS

Exhibit A	–	Form of Acquiror Charter
Exhibit B	–	Form of Acquiror Bylaws
Exhibit C	–	Form of Tax Receivable Agreement
Exhibit D	–	Form of Registration Rights Agreement
Exhibit E	–	Form of Reservations.com Articles of Merger
Exhibit F	–	Form of HotelPlanner.com Articles of Merger

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 9, 2021, by and among Astrea Acquisition Corp., a Delaware corporation (“Acquiror”), Peregrine Merger Sub, LLC, a Florida limited liability company and direct, wholly-owned subsidiary of Acquiror (“HotelPlanner.com Merger Sub”), Lexyl Travel Technologies, LLC, a Florida limited liability company (“HotelPlanner.com”), Double Peregrine Merger Sub, LLC, a Florida limited liability company and direct, wholly-owned subsidiary of HotelPlanner.com (“Reservations.com Merger Sub”) and Benjamin & Brothers, LLC, a Florida limited liability company (“Reservations.com,” and together with HotelPlanner.com and Reservations.com Merger Sub, the “Company Parties”). Acquiror, HotelPlanner.com, HotelPlanner.com Merger Sub, Reservations.com, and Reservations.com Merger Sub are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, prior to Closing, certain HotelPlanner Pre-Closing Holders (the “Contributing Pre-Closing Holders”) shall, in exchange for additional HotelPlanner.com Class A Units, contribute their equity interests in VenuexplorerPrivate Limited (collectively, the “HotelPlanner.com Assets”) to HotelPlanner.com, whereupon each of the HotelPlanner.com Assets shall become a wholly owned Subsidiary of HotelPlanner.com;

WHEREAS, prior to the Closing, HotelPlanner.com will effectuate a recapitalization, pursuant to which, among other things, all HotelPlanner.com Class A Units and HotelPlanner.com Class B Units held by HotelPlanner Pre-Closing Holders will be converted or exchanged (whether by direct exchange or otherwise) into HotelPlanner.com Common Units in the amounts to be set forth in the HotelPlanner.com A&R Operating Agreement, the result of which will be that the equityholders of HotelPlanner.com will collectively hold a single class of units as of immediately prior to the Closing (the “Recapitalization”);

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the Florida Revised Limited Liability Company Act (“FRLLCA”) and other applicable Laws, immediately prior to the Closing, Reservations.com Merger Sub shall be merged with and into Reservations.com (the “Reservations.com Merger”), with Reservations.com being the surviving entity in the Reservations.com Merger and continuing (immediately following the Reservations.com Merger) as a wholly-owned Subsidiary of HotelPlanner.com (the “Surviving Reservations.com Entity”);

WHEREAS, simultaneously with the Closing, the Pre-Closing Holders, HotelPlanner.com and Acquiror shall amend and restate the HotelPlanner.com Operating Agreement by adopting the HotelPlanner.com A&R Operating Agreement to, among other things, effect the Recapitalization, permit the issuance and ownership of the HotelPlanner.com Common Units as contemplated to be issued and owned upon consummation of the Transactions, including with respect to the Earn Out Units, admit Acquiror as the sole manager of HotelPlanner.com, otherwise amend and restate the rights and preferences of the HotelPlanner.com Common Units and set forth the rights and preferences of the HotelPlanner.com Common Units, and establish the ownership of the HotelPlanner.com Common Units by the Persons indicated in the HotelPlanner.com A&R Operating Agreement, in each case, as set forth in the HotelPlanner.com A&R Operating Agreement;

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the FRLLCA and other applicable Laws, at the Closing, Acquiror shall contribute the Closing Cash Contribution to HotelPlanner.com Merger Sub and thereafter, HotelPlanner.com Merger Sub shall be merged with and into HotelPlanner.com and shall cease to exist, and HotelPlanner.com shall continue as the Surviving HotelPlanner.com Entity (the “HotelPlanner.com Merger,” and together with the Reservations.com Merger, the “Mergers”);

WHEREAS, the manager of HotelPlanner.com has (i) determined that the Mergers and the other Transactions are in the best interests of HotelPlanner.com and the members of HotelPlanner.com, and (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement;

WHEREAS, the managers of Reservations.com have (i) determined that the Mergers and the other Transactions are in the best interests of Reservations.com and the members of Reservations.com, and (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement;

WHEREAS, Acquiror, in its capacity as the sole member of HotelPlanner.com Merger Sub, has approved this Agreement and the Transactions;

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”) has (i) determined that the Mergers and the other Transactions are in the best interests of Acquiror and the stockholders of Acquiror, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its stockholders the Acquiror Stockholder Matters;

WHEREAS, concurrently with the execution of this Agreement, Sponsor, Acquiror and HotelPlanner.com have entered into the Sponsor Agreement (the “Sponsor Agreement”), dated as of the date hereof;

WHEREAS, concurrently with the execution of this Agreement, Acquiror, HotelPlanner.com and certain HotelPlanner.com Pre-Closing Holders have entered into the HotelPlanner.com Support Agreement (the “HotelPlanner.com Support Agreement”), dated as of the date hereof;

WHEREAS, concurrently with the execution of this Agreement, Acquiror, HotelPlanner.com, Reservations.com and certain Reservations.com Pre-Closing Holders have entered into the Reservations.com Support Agreement (the “Reservations.com Support Agreement”), dated as of the date hereof;

WHEREAS, at the HotelPlanner.com Effective Time, Acquiror shall (i) subject to obtaining the approval from the Acquiror’s stockholders to the Acquiror Stockholder Matters, amend and restate the certificate of incorporation of Acquiror to be substantially in the form of Exhibit A attached hereto (with such changes as may be agreed in writing by the Acquiror, HotelPlanner.com and Reservations.com, the “Acquiror Charter”), and (ii) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit B attached hereto (with such changes as may be agreed in writing by the Acquiror, HotelPlanner.com and Reservations.com, the “Acquiror Bylaws”);

WHEREAS, the parties hereto have agreed that the Pre-Closing Holders shall be eligible to receive certain Earn Out Units upon Acquiror’s achievement of certain performance targets set forth herein;

WHEREAS, at the Closing, the Pre-Closing Holders, the Acquiror and the Surviving HotelPlanner.com Entity shall enter into a tax receivable agreement (the “Tax Receivable Agreement”) substantially in the form of Exhibit C attached hereto;

WHEREAS, at the Closing, Acquiror, Surviving HotelPlanner.com Entity and the other parties thereto shall enter into the amended and restated registration rights agreement (with such changes as may be agreed in writing by the Acquiror, HotelPlanner.com and Reservations.com, the “Registration Rights Agreement”) substantially in the form of Exhibit D attached hereto; and

WHEREAS, at the Closing, the Pre-Closing Holders shall enter into a Subscription Agreement, in a form containing only normal and customary terms and conditions to be reasonably agreed among Acquiror, HotelPlanner.com and Reservations.com (the “Subscription Agreement”) pursuant to which they shall acquire Acquiror Class B Common Stock for its par value.

NOW, THEREFORE, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Board” has the meaning specified in the Recitals hereto.

“Acquiror Borrowings” has the meaning specified in Section 7.10.

“Acquiror Borrowings Limit” means the lower of (a) $817,000 and (b) the aggregate amount of Acquiror Borrowings that have actually been spent by Acquiror on expenses, costs or other liabilities incurred by, or on behalf of, Acquiror after the date hereof and prior to the Closing.

“Acquiror Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Common Stock” means shares of Class A common stock, par value $0.0001 per share, of Acquiror, which will, among other matters, carry such economic and voting rights as set forth in the Acquiror Charter and Acquiror Bylaws.

“Acquiror Class B Common Stock” means shares of Class B common stock, par value $0.0001 per share, of Acquiror, which will, among other matters, carry no economic rights and such voting rights as set forth in the Acquiror Charter and Acquiror Bylaws.

“Acquiror Closing Statement” has the meaning specified in Section 3.03.

“Acquiror Common Stock” means, collectively, the Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to either (a) have a material adverse effect on the business, assets, liabilities, operations, prospects, results of operations or financial condition of the Acquiror Parties, taken as a whole, or (b) prevent or materially delay or materially impact the ability of the Acquiror Parties to consummate the Transactions. Notwithstanding the foregoing, the amount of the Acquiror Stockholder Redemptions or the failure to obtain the Acquiror Stockholder Approval shall not be deemed to be an Acquiror Material Adverse Effect and in no event shall any of the following be taken into account in determining whether an Acquiror Material Adverse Effect has occurred or would reasonably be expected to occur under clause (a) of this definition: (i) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting the economy, markets or industry in which the Acquiror operates, (iii) the announcement of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Acquiror operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, or (vi) any action taken by, or at the request of, the Company Parties; provided, that in the case of clauses (i), (ii), (iv), and (v) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Acquiror Parties, taken as a whole, as compared to other industry participants in the industries or markets in which the Acquiror operates.

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, as amended and in effect on the date hereof.

“Acquiror Parties” means, collectively, Acquiror and HotelPlanner.com Merger Sub.

“Acquiror Preferred Stock” has the meaning specified in Section 5.11(a).

“Acquiror Prepared Returns” has the meaning specified in Section 8.04(a).

“Acquiror Privileged Communications” has the meaning specified in Section 11.18.

“Acquiror Stockholder Approval” means the vote of the stockholders of Acquiror set forth in the Proxy Statement to the extent required to approve the Acquiror Stockholder Matters.

“Acquiror Stockholder Matters” means (a) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (b) the adoption and approval of the issuance of shares of Acquiror Common Stock in connection with the Transactions as may be required under Nasdaq listing requirements (the “Nasdaq Proposal”), (c) the adoption and approval of the amendments to the Certificate of Incorporation as contemplated by the Acquiror Charter (including, but not limited to, approval of the change of Acquiror’s name to HotelPlanner Inc., the “Charter Proposal”), (d) the adoption and approval of the Incentive Equity Plan and ESPP (the “Equity Incentive Plan Proposal”), (e) the election of the members of the Acquiror Board as of the Closing in accordance with Section 7.05 (the “Director Election Proposal”), (f) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto; (g) the adoption and approval of each other proposal reasonably agreed to by Acquiror, HotelPlanner.com and Reservations.com, as necessary or appropriate in connection with the consummation of the Transactions or the Transaction Agreements, and (h) the adoption and approval of a proposal for the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or if it is determined by Acquiror and the Company Parties that additional time is necessary to consummate the Transactions for any reason.

“Acquiror Stockholder Redemption” has the meaning specified in Section 8.02(a)(i).

“Acquiror Transaction Expenses” means (i) all fees, costs and expenses of Acquiror incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors, consultants and other service providers of Acquiror, (ii) the fee owed to EarlyBirdCapital Inc. pursuant to that certain Business Combination Marketing Agreement dated as of February 3, 2021, (iii) Acquiror Borrowings (to the extent not converted into Acquiror Units pursuant to Section 7.10) and reimbursement of expenses incurred by the Sponsor and Acquiror’s officers and directors on Acquiror’s behalf, and (iv) amounts as determined pursuant to Section 3.05. For the avoidance of doubt, Acquiror Transaction Expenses will not include any expense incurred in connection with a D&O “tail” policy pursuant to Section 7.01(b)(i).

“Acquiror Unit” has the meaning specified in Section 5.15.

“Acquiror Warrant” means a warrant entitling the holder to purchase shares of Acquiror Common Stock.

“Acquisition Transaction” has the meaning specified in Section 8.03(a).

“Action” means any claim, action, suit, charge, complaint, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Additional Financing” has the meaning specified in Section 8.08.

“Additional SEC Reports” has the meaning specified in Section 7.08.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning specified in the Preamble hereto.

“Allocations Schedule” means the allocation of the transaction consideration among the Pre-Closing Holders as set forth on Schedule I.

“Alternate Business Combination Proposal” has the meaning set forth in Section 8.03(b).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Antitrust Laws” means the United States Sherman Antitrust Act of 1890, the United States Clayton Act of 1914, the HSR Act, the United States Federal Trade Commission Act of 1914, and all other Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Arbitration Action” has the meaning specified in Section 11.12(b).

“Audited Financial Statements” has the meaning specified in Section 4.08(b).

“Available Closing Acquiror Cash” means, without duplication, an amount equal to all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Stockholder Redemption, but before the payment of any Acquiror Transaction Expenses) plus the amount of funds raised in any financing of Acquiror or the Company Parties after the date hereof, if any.

“Balance Sheet Cash” means $65,000,000, less the amount of the Acquiror Transaction Expenses.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close or unable to open.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, as in effect on the date hereof.

“Chosen Courts” has the meaning specified in Section 11.12(a).

“Closing” has the meaning specified in Section 3.04.

“Closing Cash Contribution” has the meaning specified in Section 2.01(f).

“Closing Date” has the meaning specified in Section 3.04.

“Closing Filing” has the meaning specified in Section 8.05(c).

“Closing Press Release” has the meaning specified in Section 8.05(c).

“COBRA” has the meaning specified in Section 4.14(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share Price” means the share price equal to the volume weighted average closing sale price of one share of Acquiror Class A Common Stock as reported on Nasdaq (or the exchange on which the shares of Acquiror Class A Common Stock are then listed) for a period of at least twenty (20) trading days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Acquiror Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Acquiror Class A Common Stock (which adjustment shall be subject to the reasonable mutual agreement of Acquiror and HotelPlanner)).

“Company Group” means each of (a) HotelPlanner.com and its direct and indirect Subsidiaries, and (b) Reservations.com and its direct and indirect Subsidiaries.

“Company Party Group” has the meaning specified in Section 11.18.

“Company Group Privileged Communications” has the meaning specified in Section 11.18.

“Company Group Specified Representations” has the meaning specified in Section 9.02(a)(i).

“Company Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to either (a) have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of the Company Group, taken as a whole, or (b) have a Company Party Impairment Effect; provided, however, that in no event shall any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur under clause (a) of this definition: (i) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting the economy, markets or industry in which the Company Group operates, (iii) the announcement of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (iii) shall not be deemed to apply to Section 4.04), (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company Group operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack or cyberattack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (vi) any failure of the Company Group, to meet any projections, forecasts or budgets (provided, that this clause (vi) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)), (vii) any cyberattack on the Company Group that does not affect all, or a material portion, of the customer accounts of the Company Group or (viii) any action taken by, or at the request of, the Acquiror Parties; provided, that in the case of clauses (i), (ii), (iv), and (v) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company Group, taken as a whole, as compared to other industry participants in the industries or markets in which the Company Group operates.

“Company Parties” has the meaning specified in the Preamble hereto.

“Company Party Benefit Plan” has the meaning specified in Section 4.14(a).

“Company Party Employees” means, with respect to a Company Party, each employee of such Company Party or its respective Subsidiaries.

“Company Party Impairment Effect” means any change, event, circumstance, occurrence, effect, development or statement of facts that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the ability of either Company Party to consummate the Transactions; provided, however, that in no event shall any of the following be taken into account in determining whether a Company Party Impairment Effect has occurred or would reasonably be expected to occur under this definition: (i) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting the economy, markets or industry in which the Company Group operates, (iii) the announcement of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (iii) shall not be deemed to apply to Section 4.04), (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company Group operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (vi) any failure of the Company Group, to meet any projections, forecasts or budgets (provided, that this clause (vi) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Party Impairment Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Party Impairment Effect)), or (vii) any action taken by, or at the request of, the Acquiror Parties; provided, that in the case of clauses (i), (ii), (iv), and (v) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company Group, taken as a whole, as compared to other industry participants in the industries or markets in which the Company Group operates.

“Company Party Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Party Service Provider” means, with respect to a Company Party, each Company Party Employee, officer, director, or other service provider of such Company Party or its respective Subsidiaries.

“Company Subsidiaries” has the meaning specified in Section 4.02.

“Confidentiality Agreements” has the meaning specified in Section 11.09.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Governmental Order, consent, clearance or approval to be obtained from, filed with or delivered to, a Governmental Authority or other Person.

“Contracts” means any contracts, agreements, licenses, subcontracts, leases, subleases, concessions and purchase orders and other commitments or arrangements, in each case that are legally binding upon a Person or its properties or assets.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“Data Security Requirements” means, collectively, all of the following to the extent governing the Processing of Personal Information or otherwise relating to data privacy, security, or security breach notification requirements and directly applicable to the Company Group: (a) all applicable Laws governing the data privacy, security or Processing of Personal Information, (b) binding industry standards applicable to the Company Group, including PCI-DSS, (c) any obligations on any member of the Company Group under any Contracts, and (d) all of HotelPlanner.com’s, Reservations.com’s and each of their Subsidiaries’ written public-facing policies regarding Personal Information.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disputing Parties” has the meaning specified in Section 11.12(b).

“Enforceability Exceptions” has the meaning specified in Section 4.03.

“Environmental Laws” means any and all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person, and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” has the meaning specified in Section 4.14(a).

“ERISA Affiliate” has the meaning specified in Section 4.14(g).

“ESPP” has the meaning specified in Section 7.06.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning specified in Section 4.08(b).

“First Earnout Period” means the period beginning on the Closing Date and ending on April 30, 2023.

“Flow-Thru Tax Returns” means income Tax Returns of any member of the Company Group for which the items of income, deductions, credits, gains or losses are passed through to the direct or indirect equityholders of the applicable entity under applicable Tax Law (including, for the avoidance of doubt, any Form 1065 of any member of the Company Group).

“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable); provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Schedule 1.03(a) (in the case of Acquiror), Schedule 1.03(b) (in the case of HotelPlanner.com) or Schedule 1.03(c) (in the case of Reservations.com) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company Parties, Article IV, or, in the case of Acquiror, Article V, in each case, as qualified by the Schedules to this Agreement, were actually breached when made, with the express intention that the other Parties to this Agreement rely thereon to their detriment.

“FRLLCA” has the meaning specified in the Recitals hereto.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such Governmental Authority or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Graubard” has the meaning specified in Section 11.18.

“Gunster” has the meaning specified in Section 11.18.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HotelPlanner.com” has the meaning specified in the Preamble hereto.

“HotelPlanner.com A&R Operating Agreement” means the Second Amended and Restated Operating Agreement of HotelPlanner.com, dated as of the Closing Date, in the form approved by the Company Parties on the date hereof, or as may be subsequently amended with the consent of the Company Parties.

“HotelPlanner.com Articles of Merger” has the meaning specified in Section 2.01(i).

“HotelPlanner.com Available Cash Consideration” means an amount equal to (a) the Available Closing Acquiror Cash, less (b) the amount of the Acquiror Transaction Expenses, less (c) the Balance Sheet Cash, which amount shall not be less than $35,000,000. The HotelPlanner.com Available Cash Consideration shall be allocated among the Pre-Closing Holders in accordance with the Allocations Schedule.

“HotelPlanner.com Class A Units” means the Class A Units of HotelPlanner.com with the rights, preferences and privileges set forth in the HotelPlanner.com Operating Agreement.

“HotelPlanner.com Class B Units” means the Class B Units of HotelPlanner.com with the rights, preferences and privileges set forth in the HotelPlanner.com Operating Agreement.

“HotelPlanner.com Closing Statement” has the meaning specified in Section 3.03(b).

“HotelPlanner.com Closing Unit Consideration” means with respect to any HotelPlanner.com Common Unit held by the Pre-Closing Holders, a number of HotelPlanner.com Common Units equal to the HotelPlanner.com Exchange Ratio, in each case with fractional shares (determined on an aggregate basis for each Pre-Closing Holder after combining all fractional shares each such holder would otherwise receive) rounded down to the nearest whole share.

“HotelPlanner.com Closing Unit Consideration Value” means (a) the HotelPlanner.com Equity Value divided by (b) the total number of HotelPlanner.com Common Units issued and outstanding immediately prior to the HotelPlanner.com Effective Time.

“HotelPlanner.com Common Units” means the Common Units of HotelPlanner.com with the rights, preferences and privileges set forth in the HotelPlanner.com A&R Operating Agreement.

“HotelPlanner.com Confidentiality Agreement” has the meaning specified in Section 11.09.

“HotelPlanner.com Effective Time” has the meaning specified in Section 2.01(h).

“HotelPlanner.com Equity Value” means $500,000,000 (which, for the avoidance of doubt, is calculated after giving effect to the Reservations.com Merger and includes the Reservations.com Equity Value).

“HotelPlanner.com Exchange Ratio” means the quotient of (a) the HotelPlanner.com Closing Unit Consideration Value divided by (b) $10.

“HotelPlanner.com Financial Statements” has the meaning specified in Section 4.08(a).

“HotelPlanner.com Material Contracts” has the meaning specified in Section 4.12(a).

“HotelPlanner.com Merger” has the meaning specified in the Recitals hereto.

“HotelPlanner.com Merger Sub” has the meaning specified in the Preamble hereto.

“HotelPlanner.com Operating Agreement” means the Amended and Restated Operating Agreement of HotelPlanner.com, dated as of April 14, 2014, as amended from time to time.

“HotelPlanner.com Pre-Closing Holder” means each Person who holds HotelPlanner.com Common Units immediately prior to the HotelPlanner.com Effective Time.

“HotelPlanner.com Prepared Returns” has the meaning specified in Section 8.04(a).

“HotelPlanner.com Support Agreement” has the meaning specified in the Recitals hereto.

“HotelPlanner.com Transaction Expenses” means all fees, costs and expenses of HotelPlanner.com and its Subsidiaries collectively incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of HotelPlanner.com and its Subsidiaries and all “single trigger” severance, transaction-related bonuses, stay and pay bonuses, retention awards, change in control payments or other similar payments or benefits triggered, in whole or in part, by the Transactions and payable to any current or former contractor, employee, consultant or other individual service provider of HotelPlanner.com in cash by any member of the Company Group in connection with the consummation of the Transactions (including the employer portion of any payroll, employment or similar Taxes imposed with respect to such amount), as determined pursuant to Section 3.05. For the avoidance of doubt, HotelPlanner.com Transaction Expenses will not include any expense incurred in connection with a D&O “tail” policy pursuant to Section 7.01(b)(i).

“HotelPlanner.com Warrants” means warrants for HotelPlanner.com Common Units (which shall be in the identical form of redeemable public warrants of Acquiror which were sold as part of Acquiror’s initial public offering, but in the name of HotelPlanner.com).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 7.06.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (c) all obligations for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business that are not past due), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (h) all obligations of the type referred to in clauses (a) through (g) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Intellectual Property” means all intellectual property rights, in any jurisdiction in the world, including: (a) patents (b) trademarks, service marks, brand names, certification marks, trade dress, trade names, corporate names, logos Internet domain names, and any other indicia of source or origin, (c) copyrights, mask works and designs, (d) intellectual property rights in Software (including object code and source code), (e) intellectual property rights in data, databases, and collections of data, (f) Trade Secrets, and (g) applications and registrations for any of the foregoing.

“Intended Income Tax Treatment” has the meaning specified in Section 8.04(e).

“Interim Period” has the meaning specified in Section 6.01.

“IPO” has the meaning specified in Section 6.03.

“IPO Prospectus” has the meaning specified in Section 5.06.

“IRS” has the meaning specified in Section 4.06(b).

“IT Systems” means Software, computer firmware or middleware, computer hardware, network equipment, interfaces, platforms, peripherals, computer systems, and other information technology equipment that are owned, leased, or licensed by, and that are under the control of, either Company Party or any of its Subsidiaries.

“JOBS Act” has the meaning specified in Section 8.07.

“Key Employee” means (a) any Company Party Employee whose most recent annual base compensation amount was in excess of $500,000 or (b) the individuals listed on Schedule 1.01.

“Latham” has the meaning specified in Section 11.18.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by either Company Party or its Subsidiaries.

“Leases” has the meaning specified in Section 4.20(a).

“Licensed Intellectual Property” means the third-party Intellectual Property that is licensed to any member of the Company Group.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Mergers” have the meaning specified in the Recitals hereto.

“Most Recent Balance Sheet” with respect to HotelPlanner.com means the balance sheet included in the HotelPlanner.com Financial Statements and with respect to Reservations.com means the balance sheet included in the Reservations.com Financial Statements.

“Multiemployer Plan” has the meaning specified in Section 4.14(g).

“Nasdaq” means the Nasdaq Capital Market.

“Non-Contributed Affiliate Businesses” has the meaning specified in Section 7.11.

“OFAC” has the meaning specified in the definition of Sanctions Laws.

“Open Source Code” has the meaning specified in Section 4.21(g).

“Owned Intellectual Property” means all Intellectual Property that is owned by any member of the Company Group.

“Party” has the meaning specified in the Preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 4.11.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and that relate to amounts not yet delinquent or that are being contested in good faith, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable, (d) Liens, encumbrances and restrictions on real property (including easements, encroachments, covenants, rights of way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property and similar restrictions of record and other similar charges or encumbrances) that (i) are matters of record and (ii) do not materially interfere with the present uses of such real property, (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (f) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Most Recent Balance Sheet), (g) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means information that, alone or in combination with other information, identifies, describes, is reasonably capable of being associated with, or could reasonably be linked with an individual, including name, address, geolocation information, Internet Protocol (IP) addresses, financial information or other information that constitutes “personal information” or “personal data” under applicable Data Security Requirements.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Holders” means, collectively, the HotelPlanner.com Pre-Closing Holders and the Reservations.com Pre-Closing Holders.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium), including Personal Information.

“Proxy Clearance Date” has the meaning specified in Section 8.02(a)(i).

“Proxy Statement” has the meaning specified in Section 8.02(a)(i).

“Public Stockholders” has the meaning specified in Section 6.03.

“Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Released Claims” has the meaning specified in Section 6.03.

“Representative” means, as to any Person, any of the officers, directors, managers, managing members, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Acquiror Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Acquiror Common Stock entitled to vote thereon, whether in person or by proxy at the Special Meeting (or any adjournment thereof), in accordance with the Acquiror Organizational Documents and applicable Law.

“Required HotelPlanner.com Member Approval” means the approval of this Agreement and the Transactions by the affirmative vote or written consent of the holders of the HotelPlanner.com Common Units in accordance with the HotelPlanner.com Operating Agreement and applicable Law.

“Required Reservations.com Member Approval” means the approval of this Agreement and the Transactions by the affirmative vote or written consent of the holders of the Reservations.com Common Units in accordance with the Reservations.com Operating Agreement and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Nasdaq Proposal, the Governing Document Proposals and the Director Election Proposal.

“Reservations.com” has the meaning specified in the Preamble hereto.

“Reservations.com Articles of Merger” has the meaning specified in Section 2.01(c).

“Reservations.com Class A Units” means the Class A Units of Reservations.com with the rights, preferences and privileges set forth in the Reservations.com Operating Agreement.

“Reservations.com Class B Units” means the Class B Units of Reservations.com with the rights, preferences and privileges set forth in the Reservations.com Operating Agreement.

“Reservations.com Class C Units” means the Class C Units of Reservations.com with the rights, preferences and privileges set forth in the Reservations.com Operating Agreement.

“Reservations.com Closing Unit Consideration” means with respect to any Reservations.com Common Unit held by the Reservations.com Pre-Closing Holders, a number of HotelPlanner.com Common Units equal to the Reservations.com Exchange Ratio, in each case with fractional shares (determined on an aggregate basis for each Reservations.com Pre-Closing Holder after combining all fractional shares each such holder would otherwise receive) rounded down to the nearest whole share.

“Reservations.com Closing Unit Consideration Value” means with respect to any Reservations.com Common Unit held by the Reservations.com Pre-Closing Holders, (a) the Reservations.com Equity Value divided by (b) the total number of Reservations.com Common Units issued and outstanding immediately prior to the Reservation.com Effective Time.

“Reservations.com Common Units” means each of the Reservations.com Class A Units, the Reservations.com Class B Units and the Reservations.com Class C Units.

“Reservations.com Confidentiality Agreement” has the meaning specified in Section 11.09.

“Reservations.com Effective Time” has the meaning specified in Section 2.01(c).

“Reservations.com Equity Value” means $155,200,000.

“Reservations.com Exchange Ratio” means the quotient of (a) the Reservations.com Closing Unit Consideration Value divided by (b) $10.

“Reservations.com Financial Statements” has the meaning specified in Section 4.08(b).

“Reservations.com Material Contracts” has the meaning specified in Section 4.13(a).

“Reservations.com Merger” has the meaning specified in the Recitals hereto.

“Reservations.com Merger Sub” has the meaning specified in the Preamble hereto.

“Reservations.com Operating Agreement” means the Second Amended and Restated Operating Agreement of Reservations.com, dated as of December 27, 2017, as amended from time to time.

“Reservations.com Pre-Closing Holder” means each Person who holds one or more Reservations.com Common Units immediately prior to the Reservations.com Effective Time.

“Reservations.com Support Agreement” has the meaning specified in the Recitals hereto.

“Reservations.com Transaction Expenses” means all fees, costs and expenses of Reservations.com and its Subsidiaries collectively incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Reservations.com and its Subsidiaries, and all “single trigger” severance, transaction-related bonuses, stay and pay bonuses, retention awards, change in control payments or other similar payments or benefits triggered, in whole or in part, by the Transactions and payable to any current or former contractor, employee, consultant or other individual service provider of Reservations.com in cash by any member of the Company Group in connection with the consummation of the Transactions (including the employer portion of any payroll, employment or similar Taxes imposed with respect to such amount), as determined pursuant to Section 3.03. For the avoidance of doubt, Reservations.com Transaction Expenses will not include any expense incurred in connection with a D&O “tail” policy pursuant to Section 7.01(b)(i).

“Sanctioned Country” means any country or region that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means the disclosure schedules of the Company Parties or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 5.08(a).

“Second Earnout Period” means the period beginning on the Closing Date and ending on April 30, 2024.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Signing Filing” has the meaning specified in Section 8.05(c).

“Signing Press Release” has the meaning specified in Section 8.05(c).

“Software” means software and computer programs, whether in source code or object code form, and including (a) databases and collections of data, and (b) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces.

“Special Meeting” has the meaning specified in Section 8.02(b).

“Sponsor” means Astrea Acquisition Sponsor LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving HotelPlanner.com Entity” means the surviving entity following the consummation of the HotelPlanner.com Merger.

“Surviving Reservations.com Entity” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other tax, charge, impost, levy, duty, or governmental assessment of any kind in the nature of a tax, including alternative or add-on minimum, net income, franchise, gross income, adjusted gross income, gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, sales, use, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, or estimated tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof).

“Tax Receivable Agreement” has the meaning specified in the Recitals hereto.

“Tax Return” means any return, report, statement, refund claim, declaration, information return, estimate or other document filed or required to be filed in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning specified in Section 10.01(c).

“Third Earnout Period” means the period beginning on the Closing Date and ending on April 30, 2025.

“Trade Controls” has the meaning specified in Section 4.27(a).

“Trade Secrets” means, collectively, trade secrets, and any other intellectual property rights in know-how, formulae, processes, and other confidential proprietary information.

“Transaction Agreements” shall mean this Agreement, the Sponsor Agreement, the HotelPlanner.com Support Agreement, the Reservations.com Support Agreement, the Registration Rights Agreement, the Tax Receivable Agreement, the Subscription Agreement, the Acquiror Charter, the Acquiror Bylaws, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning specified in Section 8.01(c).

“Transactions” means the transaction contemplated by this Agreement, including the Mergers.

“Transfer Taxes” has the meaning specified in Section 8.04(b).

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event I” shall mean the date on which the Common Share Price is equal to or greater than $15.00 at any time during the First Earnout Period.

“Triggering Event II” shall mean the date on which the Common Share Price is equal to or greater than $18.00 at any time during the Second Earnout Period.

“Triggering Event III” shall mean the date on which the Common Share Price is equal to or greater than $21.00 at any time during the Third Earnout Period.

“Triggering Events” shall mean, collectively, Triggering Event I, Triggering Event II and Triggering Event III.

“Trust Account” has the meaning specified in Section 5.06.

“Trust Agreement” has the meaning specified in Section 5.06.

“Trustee” has the meaning specified in Section 5.06.

“Updated Acquiror Closing Statement” has the meaning specified in Section 3.03.

“Updated HotelPlanner.com Closing Statement” has the meaning specified in Section 3.05.

“Waiving Parties” has the meaning specified in Section 11.18.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein with respect to a Company Party or its Subsidiaries, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of such Company Party’s and its Subsidiaries’ business, consistent with past practice (including recent past practice in response to COVID-19 or COVID-19 Measures).

(c) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. Eastern Time on August 9, 2021 to the Party to which such information or material is to be provided or furnished

(i) in the virtual “data room” maintained on Intralinks under the title “Project Double Peregrine” or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i) References to “$” or “dollar” or “US$” shall be references to United States dollars unless otherwise specified.

(j) Unless the context of this Agreement otherwise requires, references to (A) a Company Party shall be deemed to refer to each of HotelPlanner.com and Reservations.com, as applicable, (B) the Company Group shall be deemed to refer to each of (x) HotelPlanner.com and its direct and indirect Subsidiaries and (y) Reservations.com and its direct and indirect Subsidiaries, as applicable, and (C) Company Subsidiaries shall be deemed to refer to Subsidiaries of HotelPlanner.com or of Reservations.com, as applicable.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge of” shall mean the knowledge, following reasonable inquiry of direct reports, of (a) with respect to Acquiror, the individuals listed on Schedule 1.03(a), (b) with respect to HotelPlanner.com, the individuals listed on Schedule 1.03(b), and (c) with respect to Reservations.com, the individuals listed on Schedule 1.03(c).

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding HotelPlanner.com Class A Units, HotelPlanner.com Class B Units, Reservations.com Class A Units, Reservations.com Class B Units, Reservations.com Class C Units or shares of Acquiror Common Stock shall have been changed into a different number of units or shares or a different class, by reason of any unit or stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of units or shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of HotelPlanner.com Class A Units, HotelPlanner.com Class B Units, Reservations.com Class A Units, Reservations.com Class B Units, Reservations.com Class C Units or shares of Acquiror Common Stock, as applicable, will be appropriately adjusted to provide to the holders of HotelPlanner.com Class A Units, HotelPlanner.com Class B Units, Reservations.com Class A Units, Reservations.com Class B Units, Reservations.com Class C Units or shares of Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit any Acquiror Party or Company Party to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Article II
THE MERGERS AND RELATED CLOSING TRANSACTIONS

Section 2.01 Closing Date Transactions; Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur on the Closing Date, in each case in the order set forth in this Section 2.01:

(a) Prior to the Closing, Acquiror shall (i) file the Acquiror Charter with the Secretary of State of Delaware and (ii) adopt the Acquiror Bylaws;

(b) Prior to the Reservations.com Effective Time, the Contributing Pre-Closing Holders shall contribute the HotelPlanner.com Assets to HotelPlanner.com in exchange for additional HotelPlanner.com Common Units pursuant to a contribution agreement, in form and substance that is reasonably acceptable to the Parties;

(c) Reservations.com and Reservations.com Merger Sub shall cause the Reservations.com Merger to be consummated by filing articles of merger in substantially the form of Exhibit E attached hereto (the “Reservations.com Articles of Merger”) with the Secretary of State of the State of Florida in accordance with the applicable provisions of the FRLLCA, the time of such filing, or such later time as may be agreed in writing by Reservations.com and HotelPlanner.com and specified in the Reservations.com Articles of Merger, will be the effective time of and constitute the consummation of the Reservations.com Merger (the “Reservations.com Effective Time”). At the Reservations.com Effective Time, Reservations.com Merger Sub shall be merged with and into Reservations.com, following which the separate existence of Reservations.com Merger Sub shall cease and Reservations.com shall continue as the Surviving Reservations.com Entity after the Reservations.com Merger and as a direct, wholly-owned Subsidiary of HotelPlanner.com;

(d) Acquiror shall make any payments required to be made by Acquiror in connection with the Acquiror Stockholder Redemption with funds from the Trust Account;

(e) Acquiror shall pay, or cause to be paid, from the Trust Account, all Acquiror Transaction Expenses to the applicable payees, to the extent such Acquiror Transaction Expenses are not paid prior to the Closing;

(f) Acquiror shall contribute to HotelPlanner.com Merger Sub all of the Available Acquiror Closing Cash remaining after the payments contemplated by Section 2.01(d) and Section 2.01(e) (the “Closing Cash Contribution”);

(g) Immediately following the Reservations.com Effective Time, HotelPlanner.com and HotelPlanner.com Merger Sub shall cause the HotelPlanner.com Merger to be consummated by filing articles of merger in substantially the form of Exhibit F attached hereto (the “HotelPlanner Articles of Merger”) with the Secretary of State of the State of Florida in accordance with the applicable provisions of the FRLLCA, the time of such filing, or such later time as may be agreed in writing by Acquiror, HotelPlanner.com and Reservations.com and specified in the HotelPlanner Articles of Merger, will be the effective time of and constitute the consummation of the HotelPlanner.com Merger (the “HotelPlanner.com Effective Time”). At the HotelPlanner.com Effective Time, HotelPlanner.com Merger Sub shall be merged with and into HotelPlanner.com, following which the separate existence of HotelPlanner.com Merger Sub shall cease and HotelPlanner.com shall continue as the Surviving HotelPlanner.com Entity after the HotelPlanner.com Merger;

(h) Substantially simultaneously with the Mergers, the Pre-Closing Holders, HotelPlanner.com and Acquiror shall adopt the HotelPlanner.com A&R Operating Agreement to, among other things, effect the Recapitalization, permit the issuance and ownership of the HotelPlanner.com Common Units as contemplated under this Agreement to be issued and owned upon consummation of the Transactions, including with respect to the Earn Out Units, admit Acquiror as the sole manager of the Surviving HotelPlanner.com Entity, otherwise amend and restate the rights and preferences of the HotelPlanner.com Common Units and set forth the rights and preferences of the HotelPlanner.com Common Units, and establish the ownership of the HotelPlanner.com Common Units by the Persons indicated in the HotelPlanner.com A&R Operating Agreement, in each case, as set forth in the HotelPlanner.com A&R Operating Agreement; and (ii) enter into the Subscription Agreement pursuant to which they shall acquire shares of Acquiror Class B Common Stock on a pro rata basis as set forth on the Allocations Schedule;

(i) Substantially simultaneously with the Mergers, the Pre-Closing Holders, HotelPlanner.com and Acquiror shall enter into the Subscription Agreement pursuant to which the Pre-Closing Holders shall acquire a number of shares of Acquiror Class B Common Stock on a pro rata basis as set forth on the Allocations Schedule, free and clear of all Liens (other than Liens arising pursuant to the Acquiror Organizational Documents, Liens arising out of the ownership of such share of Acquiror Class B Common Stock or restrictions on transfer under any securities-related Laws);

(j) Acquiror, HotelPlanner.com and the Pre-Closing Holders shall enter into the Tax Receivable Agreement;

(k) At or promptly after the Closing, the Surviving HotelPlanner.com Entity shall pay all HotelPlanner.com Transaction Expenses and all Reservations.com Transaction Expenses; and

(l) At or promptly after the Closing, the Acquiror shall issue a number of shares of Class A Common Stock as set forth on Schedule 2.01(l) to certain service providers of the Company Parties as compensation for services provided thereby in connection with the transactions contemplated hereby.

Section 2.02 Effect of the Mergers.

(a) The effect of the Reservations.com Merger shall be as provided in this Agreement, the Reservations.com Articles of Merger and the applicable provisions of the FRLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Reservations.com Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Reservations.com Merger Sub and Reservations.com shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Reservations.com Entity.

(b) The effect of the HotelPlanner.com Merger shall be as provided in this Agreement, the HotelPlanner Articles of Merger and the applicable provisions of the FRLLCA. Without limiting the generality of the foregoing, and subject thereto, at the HotelPlanner.com Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of HotelPlanner.com and HotelPlanner.com Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving HotelPlanner.com Entity.

Section 2.03 Governing Documents.

(a) At the Reservations.com Effective Time, the articles of organization of Reservations.com and the Reservations.com Operating Agreement shall be amended and restated to be in the form of the articles of organization and operating agreement of Reservations.com Merger Sub, respectively, which shall be the articles of organization and operating agreement of the Surviving Reservations.com Entity from and after the Reservations.com Effective Time until the HotelPlanner.com Effective Time.

(b) At the HotelPlanner.com Effective Time, the HotelPlanner.com Operating Agreement shall be amended and restated to be in the form of the HotelPlanner.com A&R Operating Agreement, which shall be the operating agreement of the Surviving HotelPlanner.com Entity from and after the HotelPlanner.com Effective Time until thereafter amended in accordance with its terms and as provided by applicable Law.

(c) At the HotelPlanner.com Effective Time, Acquiror shall, subject to obtaining the approval from the Acquiror’s stockholders to the Charter Proposal, adopt the Acquiror Charter and Acquiror Bylaws.

Section 2.04 Managers, Directors and Officers of the Surviving HotelPlanner.com Entity, the Surviving Reservations.com Entity and Acquiror.

(a) Immediately after the Reservations.com Effective Time, the manager of the Surviving Reservations.com Entity shall be the manager as set forth in the operating agreement of the Surviving Reservations.com Entity.

(b) Immediately after the HotelPlanner.com Effective Time, (i) officers of HotelPlanner.com shall be the officers of the Surviving HotelPlanner.com Entity as set forth in the HotelPlanner.com A&R Operating Agreement and (ii) Acquiror shall become the sole manager of the Surviving HotelPlanner.com Entity as set forth in the HotelPlanner.com A&R Operating Agreement.

(c) Immediately after the HotelPlanner.com Effective Time, the officers and directors of Acquiror shall be the persons set forth on Schedule 2.04(c), subject, in the case of the directors, to obtaining the approval from Acquiror’s stockholders to the Director Election Proposal.

Article III
MERGER CONSIDERATION; CLOSING

Section 3.01 Effect of Reservations.com Merger. On the terms and subject to the conditions set forth herein, at the Reservations.com Effective Time, by virtue of the Reservations.com Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a) Reservations.com Common Units. Each Reservations.com Common Unit issued and outstanding immediately prior to the Reservations.com Effective Time will be automatically cancelled and extinguished and converted into the right to receive the Reservations.com Closing Unit Consideration.

(b) Surviving Reservations.com Entity Equity Securities. The limited liability company interests of Reservations.com Merger Sub outstanding immediately prior to the Reservations.com Effective Time shall be converted into and become the limited liability company interests of the Surviving Reservations.com Entity, which shall constitute 100% of the outstanding Equity Securities of the Surviving Reservations.com Entity. From and after the Reservations.com Effective Time, the limited liability company interests of Reservations.com Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 3.02 Effect of HotelPlanner.com Merger. On the terms and subject to the conditions set forth herein, at the HotelPlanner.com Effective Time, by virtue of the HotelPlanner.com Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a) each HotelPlanner.com Common Unit issued and outstanding immediately prior to the HotelPlanner.com Effective Time will be automatically cancelled and extinguished and converted into the right to receive the HotelPlanner.com Closing Unit Consideration; provided, however, that in lieu of a specified portion of their HotelPlanner.com Closing Unit Consideration, the HotelPlanner.com Pre-Closing Holders will be entitled to receive an amount in cash, without interest, for each HotelPlanner.com Common Unit as set forth on the Allocations Schedule (the “Closing Cash Consideration”); provided, further, that the aggregate amount of cash consideration to be received by the HotelPlanner.com Pre-Closing Holders shall in no event exceed the HotelPlanner.com Available Cash Consideration;

(b) each limited liability company interest of HotelPlanner.com Merger Sub issued and outstanding immediately prior to the HotelPlanner.com Effective Time will be automatically cancelled and extinguished and converted into the right to receive each of 222,875 HotelPlanner.com Common Units and 88,625 HotelPlanner.com Warrants.

Section 3.03 Transaction Expenses.

(a)   On the date that is no later than three Business Days prior to the Closing Date, Acquiror shall deliver to HotelPlanner.com and Reservations.com a written statement (the “Acquiror Closing Statement”) setting forth its good faith estimate and calculation of the Acquiror Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement and through the Closing Date, (i) Acquiror shall promptly provide to HotelPlanner.com and Reservations.com any changes to the Acquiror Closing Statement (including any component thereof) (the “Updated Acquiror Closing Statement”), and (ii) HotelPlanner.com and Reservations.com shall have the right to review and comment on such calculations and estimates, Acquiror shall consider in good faith any such comments made by HotelPlanner.com or Reservations.com, and HotelPlanner.com and Reservations.com and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Acquiror Closing Statement (and any updates or revisions as may be agreed to by HotelPlanner.com and Reservations.com and Acquiror shall be included in the Updated Acquiror Closing Statement). Acquiror shall, and shall cause its Representatives to, (x) reasonably cooperate with HotelPlanner.com and Reservations.com and their Representatives to the extent related to HotelPlanner.com or Reservations.com’s review of the Acquiror Closing Statement and Updated Acquiror Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Acquiror Closing Statement and Updated Acquiror Closing Statement and reasonably requested by HotelPlanner.com and Reservations.com and their Representatives in connection with such review; provided, that HotelPlanner.com and Reservations.com shall not, and shall cause their Representatives to not, unreasonably interfere with the business of Acquiror and its Subsidiaries in connection with any such access. The Acquiror Transaction Expenses shall not exceed $7,453,500.

(b) On the date that is no later than three Business Days prior to the Closing Date, HotelPlanner.com and Reservations.com shall deliver to Acquiror a joint written statement (the “HotelPlanner.com Closing Statement”) setting forth their good faith estimate and calculation of the HotelPlanner.com Transaction Expenses and Reservations.com Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the HotelPlanner.com Closing Statement and through the Closing Date, (i) HotelPlanner.com and Reservations.com shall promptly provide to Acquiror any changes to the HotelPlanner.com Closing Statement (including any component thereof) (the “Updated HotelPlanner.com Closing Statement”), and (ii) Acquiror shall have the right to review and comment on such calculations and estimates, HotelPlanner.com and Reservations.com shall consider in good faith any such comments made by Acquiror, and HotelPlanner.com and Reservations.com and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated HotelPlanner.com Closing Statement. HotelPlanner.com and Reservations.com shall, and shall cause their Representatives to, (x) reasonably cooperate with Acquiror and its Representatives to the extent related to Acquiror’s review of the HotelPlanner.com Closing Statement and Updated HotelPlanner.com Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the HotelPlanner.com Closing Statement and Updated HotelPlanner.com Closing Statement and reasonably requested by Acquiror or its Representatives in connection with such review; provided, that Acquiror shall not, and shall cause its Representatives to not, unreasonably interfere with the business of HotelPlanner.com and its Subsidiaries or Reservations.com in connection with any such access. The HotelPlanner.com Transaction Expenses and Reservations.com Transaction Expenses, collectively, shall not exceed $19,800,000.

Section 3.04 Closing. The closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable Law) waived in writing) or (b) at such other place, time or date as Acquiror, HotelPlanner.com and Reservations.com may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.05 Withholding Rights. Acquiror, HotelPlanner.com, Reservations.com, HotelPlanner.com Merger Sub, Reservations.com Merger Sub, the Surviving Reservations.com Entity, and the Surviving HotelPlanner.com Entity shall only be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, any amounts that are required to be deducted or withheld with respect to the making of such payments under applicable Law. To the extent that any amounts are required to be withheld under applicable Law from payments to the HotelPlanner.com Pre-Closing Holders or the Reservations.com Pre-Closing Holders (other than any such value that is subject to withholding because it is properly treated as compensation for applicable Tax purposes, Acquiror shall provide notice to the applicable holder at least five days prior to the day the relevant withholding is to be made (and all Parties agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such withholding). To the extent that any amounts are deducted or withheld consistent with the terms of this Section 3.05 and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.06 Additional Consideration.

(a) In addition to the HotelPlanner.com Closing Unit Consideration and Closing Cash Consideration payable pursuant to Section 3.02, the Pre-Closing Holders shall be entitled to receive from HotelPlanner.com, and Acquiror, in its capacity as manager of HotelPlanner.com following the Closing, shall cause HotelPlanner.com to issue to the Pre-Closing Holders, within 10 Business Days following the occurrence of a Triggering Event, the number of HotelPlanner.com Common Units set forth below (the “Earn Out Units”), which Earn Out Units shall be issued to the Pre-Closing Holders in accordance with the Allocation Schedule:

(i) 5,000,000 HotelPlanner.com Common Units upon the occurrence of Triggering Event I;

(ii) 8,000,000 HotelPlanner.com Common Units upon the occurrence of Triggering Event II; and

(iii) 7,000,000 HotelPlanner.com Common Units upon the occurrence of Triggering Event III.

(b) For the avoidance of doubt, each Triggering Event shall only occur once, if at all, and all of the Earn Out Units allocated by HotelPlanner.com for each Triggering Event set forth above shall be released to the Pre-Closing Holders upon the occurrence of any such Triggering Event. In the event that Triggering Event II occurs prior to the expiration of the First Earnout Period, Triggering Event I will be deemed to have been achieved, and the Pre-Closing Holders will be entitled to receive an aggregate of 13,000,000 HotelPlanner.com Common Units; in the event that Triggering Event III occurs prior to the expiration of the Second Earnout Period and prior to the expiration of the First Earnout Period, each of Triggering Event I and Triggering Event II will be deemed to have been achieved, and the Pre-Closing Holders will be entitled to receive an aggregate of 20,000,000 HotelPlanner.com Common Units; in the event that Triggering Event III occurs prior to the expiration of the Second Earnout Period but after the expiration of the First Earnout Period, Triggering Event II will be deemed to have been achieved (but not Triggering Event I), and the Pre-Closing Holders will be entitled to receive an aggregate of 15,000,000 HotelPlanner.com Common Units.

(c) All Earn Out Units issued pursuant to this Section 3.06 shall be treated as an adjustment to the HotelPlanner.com Closing Unit Consideration for all purposes under this Agreement and for Tax purposes, unless otherwise required by applicable Law. The Capital Accounts (as defined in the HotelPlanner.com A&R Operating Agreement) of Acquiror and the Pre-Closing Holders shall be adjusted as necessary to give effect to this Section 3.06.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), each of HotelPlanner.com, Reservations.com, and Reservations.com Merger Sub severally (and not jointly) represents and warrants to the Acquiror Parties as follows, in each case as of the date hereof, solely in respect of itself and, where applicable, its Subsidiaries:

Section 4.01 Organization of the Company Parties. Each Company Party has been duly formed, is validly existing and is in good standing under the Laws of the State of Florida and has the limited liability company power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except (other than with respect to each Company Party’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The copies of the articles of organization and operating agreement (or other comparable governing instruments with different names) of each Company Party, as in effect on the date hereof, previously made available by such Company Party to Acquiror or its Representatives are (a) true, correct and complete, (b) in full force and effect, and (c) have not been amended in any respect from the copies made available to Acquiror or its Representatives. Each Company Party is duly licensed or qualified to do business and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02 Subsidiaries. The respective Subsidiaries of HotelPlanner.com and Reservations.com, together with details of their respective jurisdiction of incorporation or organization, are set forth on Schedule 4.02 (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as (other than with respect to due organization and valid existence) in each case has not had, and would not, individually or in the aggregate, reasonably be expected to be material to a Company Party and its Subsidiaries, taken as a whole. Each Company Subsidiary is duly licensed or qualified to do business and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified has not had, and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.03 Due Authorization. Each Company Party has the requisite limited liability company power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 4.05 and upon receipt of the Required HotelPlanner.com Member Approval or the Required Reservations.com Member Approval, as applicable) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions and the transactions contemplated by the Transaction Agreements. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby have been duly authorized by the managers or the board of managers (or equivalent governing body) of each Company Party and, except for the Required HotelPlanner.com Member Approval or the Required Reservations.com Member Approval, as applicable, no other limited liability company proceeding on the part of either Company Party is necessary to authorize this Agreement or any Transaction Agreement or either Company Party’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by each Company Party) will be, duly and validly executed and delivered by such Company Party and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of such Company Party, enforceable against such Company Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”). The HotelPlanner.com Member Approval and the Required Reservations.com Member Approval are the only vote of the holders of any class or series of Equity Securities of the Company Parties required to approve and adopt the Transaction Agreements and approve the transactions contemplated thereby. At a meeting duly called and held, or by written consent, the managers or the board of managers (or equivalent governing body) of each Company Party has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of such Company Party’s respective members; (ii) approved the transactions contemplated by this Agreement; and (iii) recommended to its respective members that they adopt this Agreement and approve each of the matters requiring HotelPlanner.com Member Approval or the Required Reservations.com Member Approval, as applicable.

Section 4.04 No Conflict. Except as set forth on Schedule 4.04, the execution, delivery and performance by each Company Party of this Agreement and the Transaction Agreements to which they are a party and the consummation by such Company Party of the Transactions and the transactions contemplated thereby do not and will not, (a) contravene or conflict with the certificate of formation, articles of organization, operating agreement, limited liability company agreement, articles of incorporation, certificate of incorporation, bylaws or other organizational documents, as applicable, of such Company Party or, in any material respect, its Subsidiaries, (b) subject to the approvals described in Section 4.05, contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to such Company Party or any of its Subsidiaries or any of their respective assets or properties, (c) subject to the approvals described in Section 4.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any HotelPlanner.com Material Contract or Reservations.com Material Contract, as applicable, to which such Company Party or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or any Permit of such Company Party or its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of such Company Party or any of its Subsidiaries, except in the case of each of clauses (b) through (d) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of either Company Party with respect to such Company Party’s execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby, except for (a) applicable requirements of the HSR Act, (b) the filing of the (i) HotelPlanner.com Articles of Merger, (ii) Reservations.com Articles of Merger, and (iii) Acquiror Charter, each in accordance with the DGCL or FRLLCA, as applicable, and (c) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.06 Current Capitalization.

(a) Schedule 4.06(a) sets forth the Equity Securities of HotelPlanner.com (including the number and class or series (as applicable)) and the record ownership (including the percentage interests held thereby) thereof, and except as provided under the HotelPlanner.com Operating Agreement and the HotelPlanner.com Support Agreement, such Equity Securities (i) are free and clear of all Liens other than (x) as may be set forth on Schedule 4.06(a), (y) for any restrictions on sales of securities under securities-related Laws and (z) Permitted Liens, (ii) are free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and (iii) have not been issued in violation of preemptive or similar rights. The outstanding Equity Securities of HotelPlanner.com have been duly authorized and validly issued and are fully paid and non-assessable (where such concepts are applicable). Except for the Equity Securities of HotelPlanner.com set forth on Schedule 4.06(a), there are no Equity Securities of HotelPlanner.com reserved, issued or outstanding.

(b) Schedule 4.06(b) sets forth the Equity Securities of Reservations.com (including the number and class or series and distribution threshold (as applicable)) and the record ownership (including the percentage interests held thereby) thereof, and except as provided under the Reservations.com Operating Agreement and the Reservations.com Support Agreement, such Equity Securities are free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. The outstanding Equity Securities of Reservations.com have been duly authorized and validly issued and are fully paid and non-assessable. Except for the Equity Securities of Reservations.com set forth on Schedule 4.06(b), there are no Equity Securities of Reservations.com reserved, issued or outstanding. Each Reservations.com Class C Unit constitutes a “profits interest” within the meaning of the Code, Treasury Regulations promulgated thereunder and any published guidance by the Internal Revenue Service (“IRS”) with respect thereto, including Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191.

(c) Except as set forth on Schedule 4.06(a) or Schedule 4.06(b), there are no outstanding or authorized equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, either Company Party. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of either Company Party. There are no outstanding contractual obligations of either Company Party to repurchase, redeem or otherwise acquire any Equity Securities of such Company Party. There are no outstanding bonds, debentures, notes or other indebtedness of either Company Party having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Company Party’s members may vote. No Company Party is party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(d) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of either Company Party and (ii) since December 31, 2020, no Company Party has made, declared, set aside, established a record date for or paid any dividends or distributions.

(e) Except as provided for in this Agreement or as set forth on Schedule 4.06(e), as a result of the consummation of the Transactions, no Equity Securities are issuable and no rights in connection with any Equity Securities accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility, or otherwise).

Section 4.07 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or other equity interests of each Company Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable (where such concepts are applicable). All of the outstanding Equity Securities in each Company Subsidiary are solely owned by a Company Party, directly or indirectly, free and clear of any Liens other than (i) as may be set forth on Schedule 4.07(a), (ii) for any restrictions on sales of securities under securities-related Laws and (iii) Permitted Liens and have not been issued in violation of preemptive or similar rights. Except for Equity Securities owned by a Company Party or any wholly-owned Subsidiary of a Company Party, there are no Equity Securities of any Company Subsidiary authorized, reserved, issued or outstanding.

(b) There are no outstanding or authorized equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, any Company Subsidiary. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Company Subsidiary. There are no outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any Company Subsidiary. There are no outstanding bonds, debentures, notes or other Indebtedness of any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ equityholders may vote. No Company Subsidiary is a party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c) Except for Equity Securities in any wholly-owned Subsidiary of a Company Party or as set forth on Schedule 4.07, no Company Party nor any of its Subsidiaries owns any Equity Securities in any Person. No shares of capital stock are held in treasury by any Company Subsidiary.

(d) Reservations.com Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which such entity is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. HotelPlanner.com owns all of the issued and outstanding Equity Securities of Reservations.com Merger Sub.

Section 4.08 Financial Statements.

(a) Attached as Schedule 4.08(a) hereto are true, correct, accurate and complete copies of the audited consolidated balance sheets of HotelPlanner.com and its Subsidiaries as at December 31, 2020 and December 31, 2019, and the related audited consolidated statements of operations and comprehensive loss, changes in owners’ (deficiency) equity, and cash flows for the years then ended, together with the auditor’s reports thereon (the “HotelPlanner.com Financial Statements”).

(b) Attached as Schedule 4.08(b) hereto are true, correct, accurate and complete copies of the audited consolidated balance sheets of Reservations.com and its Subsidiaries as at December 31, 2020 and December 31, 2019, and the related audited consolidated statements of operations, deficiency in members’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “Reservations.com Financial Statements” and, together with the HotelPlanner.com Financial Statements, the “Financial Statements”).

(c) The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows, income, changes in equity and results of operations of the Company Group as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP during the periods involved and were derived from, and accurately reflect, the books and records of the Company Group.

(d) The Company Group has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for such Company Party’s assets. Each Company Party maintains and, for all periods covered by the Financial Statements, has maintained books and records of such Company Party in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of such Company Party and its Subsidiaries in all material respects.

(e) Neither the Company Group nor the Company Group’s independent auditors has identified or been made aware of (after reasonable inquiry) any (i) “significant deficiency” in the internal controls over financial reporting of the Company Group, (ii) “material weakness” in the internal controls over financial reporting of the Company Group, or (iii) fraud, whether or not material, that involves management or other employees of the Company Group who have a significant role in the internal controls over financial reporting of the Company Group.

(f)  Schedule 4.08(f) sets forth all CARES Act stimulus fund programs in which the Company Group or any member thereof is participating and the amount of funds received and/or requested under each such program (the “Stimulus Funds”). The Company Group has maintained accounting records associated with the Stimulus Funds in compliance with applicable Law and has used reasonable best efforts to utilize all such Stimulus Funds in accordance with applicable Law.

(g) Except as set forth on Schedule 4.08(g), there are no outstanding loans or other extensions of credit made by the Company Group or any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company Group. The Company Group has not taken any action prohibited by Section 402 of the Sarbanes Oxley Act.

(h) The projections with respect to the Company Group that were delivered to Acquiror or its Representatives by or on behalf of the Company Group or their respective Representatives, including any statement with respect to projected revenues, costs, expenses, and profits, were prepared by the Company Group based on assumptions the Company Group believes to be reasonable and appropriate for projections of such kind with respect to the Company Group.

Section 4.09 Undisclosed Liabilities. Except as set forth on Schedule 4.09, as of the date hereof, no Company Party nor any of their respective Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the balance sheet included in such Company Party’s Financial Statements, (b) that have arisen since December 31, 2020 in the ordinary course of business of such Company Party and its Subsidiaries, (c) arising under this Agreement or the performance by such Company Party of its obligations hereunder, including transaction expenses, or (d) that would not be required to be set forth on a consolidated balance sheet of such Company Party and its Subsidiaries prepared in accordance with GAAP or that are less than $250,000 individually or $1,000,000 in the aggregate. No Company Party nor any of their respective Subsidiaries is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.10 Litigation and Proceedings. As of the date hereof, there is no, and since January 1, 2018, there has been no, pending or, to the knowledge of each Company Party, threatened Actions against or affecting such Company Party or any of its Subsidiaries or any of their properties, rights or assets or the HotelPlanner.com Assets that would reasonably be expected to (a) involve an amount in controversy (not counting insurance deductibles) of at least $500,000 or (b) be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole or would have a Company Party Impairment Effect. There is no, and since January 1, 2018 there has been no, Governmental Order imposed upon or, to the knowledge of each Company Party, threatened against such Company Party or any of its Subsidiaries or any of their properties, rights or assets or the HotelPlanner.com Assets that would reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Party Impairment Effect. No Company Party nor any of their respective Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Party Impairment Effect.

Section 4.11 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws as has not, and would not, individually or in the aggregate, be material to such Company Party and its Subsidiaries, taken as a whole, or would reasonably be expected to have, individually or in the aggregate, a Company Party Impairment Effect, or as otherwise set forth on Schedule 4.11, each Company Party and its Subsidiaries and the HotelPlanner.com Assets are, and since January 1, 2018 have been, in compliance with all applicable Laws. Each Company Party and its Subsidiaries and the HotelPlanner.com Assets hold, and since January 1, 2018 have held, all licenses, approvals, consents, registrations, franchises and permits (the “Permits”) necessary for the lawful conduct of the business, except where the failure to so hold has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. From January 1, 2018, to the knowledge of each Company Party, (a) neither such Company Party nor any of its Subsidiaries or the HotelPlanner.com Assets has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and, (b) to the knowledge of such Company Party, no assertion or Action of any violation of any Law, Governmental Order or Permit by such Company Party or any of its Subsidiaries is currently threatened in writing against such Company Party or any of its Subsidiaries or the HotelPlanner.com Assets (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), in each case of the foregoing clauses (a) and (b), except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 HotelPlanner.com Contracts; No Defaults.

(a) Schedule 4.12(a) contains a true and complete listing of all Contracts described in clauses (i) through (xiv) of this Section 4.12(a) to which, as of the date of this Agreement, HotelPlanner.com or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any purchase orders entered into in the ordinary course of business and any Company Party Benefit Plans (including any Contracts relating to the investments, operation or administration of any Company Party Benefit Plan) (all such Contracts as described in clauses (i) through (xvi), collectively, the “HotelPlanner.com Material Contracts”). True, correct and complete copies of the HotelPlanner.com Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.

(i)  Each Contract that involves aggregate payments or consideration furnished (A) by HotelPlanner.com or by any of its Subsidiaries of more than $2,500,000 or (B) to HotelPlanner.com or to any of its Subsidiaries of more than $2,500,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ii)  Each Contract relating to Indebtedness with an aggregate principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $50,000;

(iii)  Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of HotelPlanner.com or any of its Subsidiaries (A) since January 1, 2020, in each case, involving payments in excess of $2,500,000, (B) pursuant to which there are any material ongoing obligations, or (C) for which financial statements of the acquired, merged or consolidated entity would be required to be included in the Proxy Statement;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $1,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(v) Each joint venture Contract, agreement establishing an entity that is a partnership, limited liability company agreement or similar Contract (other than Contracts between wholly-owned Subsidiaries of HotelPlanner.com) that is material to the business of HotelPlanner.com and its Subsidiaries, taken as a whole;

(vi) Each Contract requiring capital expenditures by HotelPlanner.com or its Subsidiaries after the date of this Agreement in an amount in excess of $1,000,000 in the aggregate;

(vii) Each Contract prohibiting or restricting in any material respect the ability of HotelPlanner.com or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(viii)  Each license or other agreement (excluding (x) non-disclosure agreements, (y) non-exclusive Intellectual Property licenses incidental to marketing, printing or advertising Contracts, and (z) licenses to Open Source Code, in each case, entered into in the ordinary course of business) under which HotelPlanner.com or any of its Subsidiaries (A) is a licensee with respect to any item of Intellectual Property that is material to any business of HotelPlanner.com or any of its Subsidiaries (excluding click-wrap, shrink-wrap, and “off-the-shelf software,” software licenses, and other non-exclusive licenses of unmodified software that is commercially available to the public generally, with one-time or annual license, maintenance, support or other fees of $150,000 or less) or (B) is a licensor or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property owned by HotelPlanner.com or any of its Subsidiaries (excluding non-exclusive licenses granted by HotelPlanner.com or any of its Subsidiaries in the ordinary course of business);

(ix) Each employment Contract (i) with each Key Employee or (ii) that provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions, including any severance, retention, change in control, transaction, or similar payments, or (iii) otherwise restricts the ability of HotelPlanner.com or any of its Subsidiaries to terminate employment or engagement of any Person at any time;

(x) Each collective bargaining agreement or other Contract (each, a “CBA”) with HotelPlanner.com or any of its Subsidiaries, on the one hand, and any labor union, labor organization or works council representing employees of HotelPlanner.com or such Subsidiary, on the other hand;

(xi) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which HotelPlanner.com or any of its Subsidiaries will have any outstanding obligation in excess of $1,000,000 after the date of this Agreement or which imposes or will impose continuing obligations on HotelPlanner.com or any of its Subsidiaries, including injunctive or other non-monetary relief;

(xii) Each sales commission or brokerage Contract that involves annual payments by HotelPlanner.com to an individual in excess of $250,000 or is not cancellable on 30 calendar days’ notice without payment or penalty;

(xiii)  Any Contract with (A) any officer (excluding employment, severance, equity grant, and similar agreements entered into with such offer in respect of the officer’s employment), manager, or Affiliate of HotelPlanner.com (other than a Subsidiary of HotelPlanner.com) or (B) any HotelPlanner.com Pre-Closing Holder or any Affiliate or family member of any HotelPlanner.com Pre-Closing Holder;

(xiv)  Any Contract that is a currency or interest hedging arrangement; and

(xv)  Any commitment to enter into agreement of the type described in clauses (i) through (xiii) of this Section 4.12(a).

(b) Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to be, individually or in the aggregate, material to HotelPlanner.com and its Subsidiaries, taken as a whole, as of the date of this Agreement, each HotelPlanner.com Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of HotelPlanner.com or one of its Subsidiaries that is a party thereto and, to the knowledge of HotelPlanner.com, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to HotelPlanner.com and its Subsidiaries taken as a whole, (w) neither HotelPlanner.com, any of its Subsidiaries nor, to the knowledge of HotelPlanner.com, any other party thereto is or is alleged to be in breach of or default under any HotelPlanner.com Material Contract, (x) since January 1, 2020, neither HotelPlanner.com nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such Contract, (y) to the knowledge of HotelPlanner.com, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both), and (z) no party to any such Contract that is a customer of or supplier to HotelPlanner.com or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, HotelPlanner.com or any of its Subsidiaries.

Section 4.13 Reservations.com Contracts; No Defaults.

(a) Schedule 4.13(a) contains a true and complete listing of all Contracts described in clauses (i) through (xv) of this Section 4.13(a) to which, as of the date of this Agreement, Reservations.com or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any purchase orders entered into in the ordinary course of business and any Company Party Benefit Plans (all such Contracts as described in clauses (i) through (xvi), collectively, the “Reservations.com Material Contracts”). True, correct and complete copies of the Reservations.com Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.

(i) Each Contract that involves aggregate payments or consideration furnished (A) by Reservations.com or by any of its Subsidiaries of more than $2,500,000 or (B) to Reservations.com or to any of its Subsidiaries of more than $2,500,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ii)  Each Contract relating to Indebtedness with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $2,500,000;

(iii)  Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of Reservations.com or any of its Subsidiaries (A) since January 1, 2018, in each case, involving payments in excess of $2,500,000, (B) pursuant to which there are any material ongoing obligations, or (C) for which financial statements of the acquired, merged, or consolidated entity would be required to be included in the Proxy Statement;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $1,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(v) Each joint venture Contract, agreement establishing an entity that is a partnership, limited liability company agreement or similar Contract (other than Contracts between wholly-owned Subsidiaries of Reservations.com) that is material to the business of Reservations.com and its Subsidiaries, taken as a whole;

(vi) Each Contract requiring capital expenditures by Reservations.com or its Subsidiaries after the date of this Agreement in an amount in excess of $1,000,000 in the aggregate;

(vii) Each Contract prohibiting or restricting in any material respect the ability of Reservations.com or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(viii)  Each license or other agreement (excluding (x) non-disclosure agreements, (y) non-exclusive Intellectual Property licenses incidental to marketing, printing or advertising Contracts, and (z) licenses to Open Source Code, in each case, entered into in the ordinary course of business) under which Reservations.com or any of its Subsidiaries (A) is a licensee with respect to any item of Intellectual Property that is material to any business of Reservations.com or any of its Subsidiaries (excluding click-wrap, shrink-wrap, and “off-the-shelf software,” software licenses, and other non-exclusive licenses of unmodified software that is commercially available to the public generally, with one-time or annual license, maintenance, support or other fees of $150,000 or less) or (B) is a licensor or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property owned by Reservations.com or any of its Subsidiaries (excluding non-exclusive licenses granted by Reservations.com or any of its Subsidiaries in the ordinary course of business);

(ix) Each employment Contract (i) with each Key Employee or (ii) that provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions, including any severance, retention, change in control, transaction, or similar payments, or (iii) otherwise restricts the ability of Reservations.com or any of its Subsidiaries to terminate employment or engagement of any Person at any time;

(x) Each CBA with Reservations.com or any of its Subsidiaries, on the one hand, and any labor union, labor organization or works council representing employees of Reservations.com or such Subsidiary, on the other hand;

(xi) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which Reservations.com or any of its Subsidiaries will have any outstanding obligation in excess of $1,000,000 after the date of this Agreement or which imposes or will impose continuing obligations on Reservations.com or any of its Subsidiaries, including injunctive or other non-monetary relief;

(xii) Each sales commission or brokerage Contract that involves annual payments in excess of $250,000 or is not cancellable on 30 calendar days’ notice without payment or penalty;

(xiii)  Any Contract with (A) any officer (excluding employment, severance, equity grant, and similar agreements entered into with such officer in respect of the officer’s employment), manager, or Affiliate of Reservations.com (other than a Subsidiary of Reservations.com) or (B) any Affiliate or family member of any Reservations.com Pre-Closing Holder;

(xiv)  Any Contract that is a currency or interest hedging arrangement; and

(xv)  Any commitment to enter into agreement of the type described in clauses (i) through (xiii) of this Section 4.13(a).

(b) Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to be, individually or in the aggregate, material to Reservations.com, taken as a whole, as of the date of this Agreement, each Reservations.com Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of Reservations.com or one of its Subsidiaries that is a party thereto and, to the knowledge of Reservations.com, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Reservations.com and its Subsidiaries taken as a whole, (w) neither Reservations.com, any of its Subsidiaries nor, to the knowledge of Reservations.com, any other party thereto is or is alleged to be in breach of or default under any Reservations.com Material Contract, (x) since January 1, 2020, neither Reservations.com nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such Contract, (y) to the knowledge of Reservations.com, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both), and (z) no party to any such Contract that is a customer of or supplier to Reservations.com or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, Reservations.com or any of its Subsidiaries.

Section 4.14 Company Party Benefit Plans.

(a) Schedule 4.14(a) sets forth a true and complete list of each material Company Party Benefit Plan; provided, however, that any individual employment agreement (or offer letter) or individual consulting agreement that, in either case, is consistent in all material respects with the applicable template listed on Schedule 4.14(a), shall not be required to be listed on Schedule 4.14(a). For purposes of this Agreement a “Company Party Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any equity ownership, equity purchase, equity option, phantom equity, equity or other equity-based incentive award, severance, employment, consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan, retirement, pension, medical, dental, life insurance, accidental death & dismemberment, fringe benefit, perquisite, welfare and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, whether or not subject to ERISA, which are contributed to, required to be contributed to, sponsored by or maintained by a Company Party or any of its Subsidiaries for the benefit of any Company Party Service Provider of such Company Party or any of its Subsidiaries or under or with respect to which such Company Party or any of its Subsidiaries has any liability or obligation, contingent or otherwise, in any case, excluding any (i) statutory plan, program or arrangement that is both required under applicable Laws and maintained by Governmental Authority and (ii) Multiemployer Plan. Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Agreement with respect to any Company Party Benefit Plan that is provided by or through a professional employer organization are given solely to the knowledge of the Company Parties.

(b) With respect to each Company Party Benefit Plan listed on Schedule 4.14(a) and under the Company Party’s control, the applicable Company Party has delivered or made available to Acquiror, to the extent applicable, copies of (i) such Company Party Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Party Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Party Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Party Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Party Benefit Plan, and (vi) any material or non-routine correspondence with any Governmental Authority within the past three years that relates to any Company Party.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Parties and their Subsidiaries, taken as a whole, (i) each Company Party Benefit Plan has been established, maintained, funded and operated in compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions, premiums or other payments that are due with respect to any Company Party Benefit Plan have been made and all such amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in the applicable Company Party’s financial statements to the extent required by GAAP.

(d) Each Company Party Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the applicable Company Party’s knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.

(e) (i) No event has occurred and no condition exists that would subject a Company Party or any of its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any material tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, (ii) there do not exist any pending or, to the applicable Company Party’s knowledge, threatened Actions (other than routine claims for benefits), audits or investigations with respect to any Company Party Benefit Plan, (iii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, and (iv) no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Party Benefit Plan have occurred that, in each case of clauses (i) through (iv),either individually or in the aggregate, could reasonably be expected to result in material liability to a Company Party and any of its Subsidiaries, taken as a whole.

(f)  No Company Party Benefit Plan provides, nor has either Company Party or any of its respective Subsidiaries incurred, any current or projected liability in respect of post-employment or post-retirement or post-termination health, medical or life insurance benefits for current, former or retired Company Party Service Provider of such Company Party or any of its Subsidiaries, except (i) as required to avoid an excise tax under Section 4980B of the Code (“COBRA”) or similar applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs, or (iii) pursuant to an applicable agreement, plan or policy listed on Schedule 4.14(a) (including a template) requiring such Company Party or any of its Subsidiaries to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination. No Company Party nor any of their respective Subsidiaries has incurred (whether or not assessed) any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(g) Except as set forth on Schedule 4.14(g), no Company Party, its respective Subsidiaries, or its respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or otherwise has or could reasonably be expected to have any current or contingent liability or obligation under or with respect to: (i) a multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). For purposes of this Agreement, “ERISA Affiliate” means, with respect to a Company Party, any Person or entity (whether or not incorporated) other than the Company Parties that, together with such Company Party, is under common control or treated as one employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code. Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, no Company Party nor any of the Company Parties’ respective Subsidiaries has any current or contingent liability or obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(h) Except as set forth on Schedule 4.14(h), neither the execution and delivery of this Agreement by either Company Party nor the consummation of the Merger will (whether alone or in connection with any other event(s)) (i) result in the acceleration, funding, vesting or creation of any rights of any current or former Company Party Service Provider of such Company Party or its Subsidiaries to any compensatory payments or benefits or increases in any compensatory payments or benefits (including any loan forgiveness) under any Company Party Benefit Plan (or under any arrangement that would be a Company Party Benefit Plan if in effect as of the date of this Agreement), (ii) result in the payment to any current or former Company Party Service Provider of such Company Party or its Subsidiaries of any severance payments, or any increase in severance payments or benefits upon any termination of employment or service, or (iii) result in any “excess parachute payment” within the meaning of Section 280G of the Code (or corresponding provision of state law) to any Company Party Service Provider of such Company Party or its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code.

(i)  Except as set forth on Schedule 4.14(i), no Company Party nor any of their respective Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j)  Each Company Party Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in material documentary compliance with, and has been maintained, operated and administered in all material respects in compliance with, Section 409A of the Code, and all applicable regulations, other guidance issued, and notices issued thereunder.

(k) Without limiting the generality of Section 4.14(a) through Section 4.14(j) above, with respect to each Company Party Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”): (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities; and (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded liabilities.

Section 4.15 Labor Matters.

(a) No Company Party nor any of their respective Subsidiaries is party to or bound by any CBA, and no employees are represented by any labor union, other labor organization or works council with respect to their employment with such Company Party or any of its Subsidiaries. There are, and since January 1, 2018 there have been, no pending, or to the knowledge of each Company Party, threatened (i) labor organizing activities or representation or certification proceedings by any labor union, works council or other labor organization to organize any of the Company Party Employees, and (ii) material labor disputes, labor grievances, labor arbitrations, unfair labor practice charges, strikes, lockouts, picketing, hand billing, slowdowns, concerted refusals to work overtime, or work stoppages against or affecting a Company Party or any of its respective Subsidiaries.

(b) Except as set forth on Schedule 4.15(b) or except where the failure to be, or to have been, in compliance with such Laws as has not, and would not, individually or in the aggregate, reasonably be expected to result in material liability to such Company Party and its Subsidiaries, taken as a whole, each Company Party and its respective Subsidiaries is, and since January 1, 2018 has been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees), discrimination, harassment or retaliation, whistleblowing, wages and hours, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, unemployment insurance, meal and rest periods, collective bargaining, civil rights, background checks and screenings, privacy laws, paid sick days and leave of absence entitlements and benefits (including the federal Emergency Paid Sick Leave Act and the federal Emergency Family and Medical Leave Expansion Act), safety and health (including the federal Occupational Safety and Health Act) and workers’ compensation; and has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Parties and their Subsidiaries, taken as a whole: (i) each Company Party and its respective Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to such Company Party’s current or former directors, officers, employees or independent contractors under applicable Law, Contract or company policy, and (ii) each individual who is providing, or since January 1, 2018, has provided, services to a Company Party or its Subsidiaries and is, or was, classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, is, and has been, properly classified and treated as such for all applicable purposes.

(d) To the knowledge of the applicable Company Party, no Key Employee is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to such Company Party or any of its Subsidiaries; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by such Company Party or any of its Subsidiaries.

(e) Each Company Party and its Subsidiaries have reasonably investigated all formal sexual harassment, other discrimination and unlawful retaliation allegations formally raised in the last three years. With respect to each such allegation, the applicable Company Party or Subsidiary has taken prompt corrective action or reasonably determined with the advice of counsel that the allegation was without merit or basis such that no corrective action is possible or warranted.

(f)  No material employee layoff, facility closure or shutdown (whether voluntary or by Governmental Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages, or other workforce changes affecting Company Party Employees has occurred since March 1, 2021 or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures.

(g) Since January 1, 2018, no Company Party nor any of their respective Subsidiaries has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act, and the Company Parties do not reasonably expect any such events to occur prior to the Closing.

(h) As of the date hereof, no Company Party has received written notice that any Key Employee of such Company Party intends to terminate his or her employment with such Company Party prior to the one year anniversary of the Closing.

Section 4.16 Taxes.

(a) Notwithstanding anything else in this Agreement, the following representations and warranties are provided by HotelPlanner.com only with respect to HotelPlanner.com and its Subsidiaries and not to any other members of the Company Group and by Reservations.com only with respect to Reservations.com and its Subsidiaries and not to any other members of the Company Group:

(i)  All income and other material Tax Returns required by Law to be filed by the Company Group have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(ii)  All material amounts of Taxes due and owing by the Company Group (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority, and since the date of the Most Recent Balance Sheet, no member of the Company Group has incurred or accrued any material Tax liability or amounts of taxable income or gain outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(iii)  Each member of the Company Group has withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, and complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(iv) No member of the Company Group is engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. No member of the Company Group is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. No written claim has been made by any Governmental Authority in a jurisdiction where a member of the Company Group does not file a Tax Return that such entity is or may be subject to Taxes or required to file a Tax Return in respect of Taxes in that jurisdiction. There are no outstanding written agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company Group, and no request for any such waiver or extension is currently pending.

(v) No member of the Company Group has participated in or been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(vi) There are no Liens with respect to Taxes on any of the assets of the Company Group, other than Permitted Liens.

(vii) No member of the Company Group is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(viii)  Schedule 4.16(a)(xi) sets forth the classification of each member of the Company Group for U.S. federal income Tax purposes.

(ix) No member of the Company Group has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

Section 4.17 Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, either Company Party or its Subsidiaries as of the date of this Agreement. True, correct, and complete copies or certificates of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.17, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) no Company Party nor any of their respective Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to each Company Party’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of each Company Party, no such action has been threatened, and (d) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.18 Permits. Except for such failures to hold all Permits or be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole, each member of the Company Group, (a) holds all Permits, and (b) is in compliance with the terms of all Permits necessary for the ownership and operation of its business. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other material impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or material impairment would not reasonably be expected to be, individually or in the aggregate, material to a member of the Company Group. Except as would not reasonably be expected to be, individually or in the aggregate, material to a Company Party and its Subsidiaries taken as a whole, there is no pending or, to the knowledge of such Company Party, threatened (orally or in writing) legal proceeding with any Governmental Authority having jurisdiction or authority over the operations of such Company Party or any of its Subsidiaries that would reasonably be expected to impair the validity of any Permit, or result in the revocation, cancellation, termination or material impairment of any Permit.

Section 4.19 Equipment and Other Tangible Property. Each Company Party or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of such Company Party and its Subsidiaries as owned by such Company Party or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not be material, individually or in the aggregate, to a Company Party and its Subsidiaries, taken as a whole, and such material equipment and other tangible property and assets have been maintained in the ordinary course of business.

Section 4.20 Real Property.

(a) Schedule 4.20(a) contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property including the address of each Leased Real Property. Each Company Party has made available to Acquiror true, correct and complete copies of the material Contracts pursuant to which such Company Party or any of its Subsidiaries use or occupy (or have been granted an option to use or occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). Each Company Party or one of its Subsidiaries has a valid and subsisting leasehold estate in all Leased Real Property, and to the knowledge of such Company Party, there are no disputes with respect to any Lease which, if adversely determined, would result in a Company Material Adverse Effect. With respect to each Lease and except as would not be, individually or in the aggregate, material to a Company Party or its Subsidiaries, taken as a whole, (i) such Lease is valid, binding and enforceable and in full force and effect against such Company Party or one of its Subsidiaries and, to such Company Party’s knowledge, the other party thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to Acquiror, and (iii) no Company Party nor any of their respective Subsidiaries has received or given any written notice of default or breach under any of the Leases that has not been cured and to the knowledge of such Company Party, neither such Company Party nor its Subsidiaries has received oral notice of any default or breach that has not been cured.

(b) No member of the Company Group owns any land, buildings or other real property.

Section 4.21 Intellectual Property and IT Security.

(a) Schedule 4.21(a) sets forth a complete and correct list of all (i) registrations or applications for the following that are included in the Owned Intellectual Property: (A) trademarks, (B) patents, (C) copyrights, and (D) internet domain names, specifying as to each item, as applicable, the owner(s) of record, jurisdiction of application or registration, the application or registration number and the date of application or registration (“Registered Intellectual Property”) and (ii) all material unregistered Trademarks included in the Owned Intellectual Property. Excluding any pending applications included in the Registered Intellectual Property, each item of material Registered Intellectual Property is subsisting. All of the Registered Intellectual Property is valid, in full force and effect, and has not expired or been cancelled, abandoned, or otherwise terminated, and all renewal, maintenance and other necessary filings and fees due and payable to any relevant Governmental Authority or Internet domain name registrar to maintain all Registered Intellectual Property in full force and effect have been submitted or paid in full by the applicable due date (including, if applicable, any available extension or grace periods).

(b) A Company Party or one of its Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens), except where the failure to solely and exclusively own any Owned Intellectual Property would not be material to the conduct and operation of the business of such Company Party.

(c) To the knowledge of each Company Party except as would not be expected to result in a Company Material Adverse Effect, neither the execution of this Agreement nor the consummation of the Transactions will (i) result in the loss or impairment of the Company Group’s right to own or use any of its material Company Party Intellectual Property, or (ii) trigger a contractual obligation to pay any additional consideration to permit the Company Group’s right to use any of its material Company Party Intellectual Property.

(d) To the knowledge of each Company Party, except as would not be expected to be material to the Company Group, neither the Company Group nor the conduct of its respective businesses infringes, misappropriates or otherwise violates, or has, since January 1, 2015, infringed, misappropriated or otherwise violated, any Intellectual Property of any third party. To the knowledge of each Company Party, no third party is currently infringing, misappropriating, diluting or otherwise violating, or has, since January 1, 2015, infringed, misappropriated, diluted or otherwise violated, any of the Owned Intellectual Property, except as would not be expected to be material to the Company Group. No Action is pending, or to the knowledge of each Company Party threatened, nor has a Company Party or any of its Subsidiaries received from any Person in the last year any written notice, charge, complaint, claim, or other assertion (i) alleging that a Company Party or one of its Subsidiaries is infringing, misappropriating, or otherwise violating any Intellectual Property of any third party or (ii) challenging the validity, enforceability, registration, use or ownership of any Registered Intellectual Property.

(e) Each current or former employee, consultant and independent contractor of the Company Group who has contributed to or participated in the creation of any material Owned Intellectual Property has executed and delivered to a member of the Company Group either a (i) “work-for-hire” agreement under which a member of the Company Group is deemed to be the owner or author of all Intellectual Property rights created or developed by such Person, or (ii) a written assignment by such Person (by way of a present grant of assignment) in favor of the applicable member of the Company Group of all right, title and interest in and to such Intellectual Property, and in case of the foregoing clauses (i) and (ii), that also prohibits such Person, where commercially reasonable or customary, from using or disclosing any Trade Secrets included in the Owned Intellectual Property. To the knowledge of each Company Party, no Person is in material breach of any such agreement.

(f)  Each Company Party and each of its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all material Trade Secrets included in the Owned Intellectual Property and, except as would not reasonably be expected to result in material liability to the Company Group, all Trade Secrets of any Person to whom the Company Party or any of its Subsidiaries has a confidentiality obligation with respect to such Trade Secrets. To the knowledge of each Company Party, no Trade Secret that is material to the business of such Company Party or any of its Subsidiaries has been authorized by the Company Party or any of its Subsidiaries to be disclosed or has been disclosed to any Person other than (i) pursuant to a written agreement adequately restricting the disclosure and use of such Trade Secret or (ii) to a Person who otherwise has a duty to protect such Trade Secret.

(g) Each Company Party and its Subsidiaries is in possession of the source code and object code for all Software constituting their material Owned Intellectual Property (“Owned Software”). No source code for any Owned Software has been disclosed to any Person (other than employees, contractors or other service providers of the Company Parties or any of their Subsidiaries who have entered into written agreements restricting the disclosure and use of such source code). To the knowledge of the Company Parties, none of the Company Parties or any of their respective Subsidiaries have incorporated any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses) (“Open Source Code”) into Owned Software, distributed Open Source Code in conjunction with Owned Software or used Open Source Code, in each case in a manner that requires that any of the Owned Software (other than such Open Source Code) to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge or minimal charge. None of the Company Parties or any of their Subsidiaries is a party to any source code or technology escrow Contract requiring the deposit with an escrow agent of any source code for any Owned Software.

(h) The Company Group has taken commercially reasonable efforts consistent with industry standards for companies of the Company Group’s size that are designed to protect the confidentiality, integrity and security of the IT Systems from any unauthorized use, access, interruption, or modification. The Company Group has implemented and maintains commercially reasonable data backup, system redundancy, and disaster recovery and business continuity plans and procedures.

(i)  To the knowledge of the Company Parties, except as would not reasonably be expected to result in material liability to the Company Parties, the Owned Software is free from any defect, virus or programming, design, or documentation error or corruptant that would have a material adverse effect on the operation or use of the Owned Software. To the knowledge of the Company Parties, none of the Owned Software: (i) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (x) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any software, hardware or device (including any computer, tablet computer, handheld device, disk or storage device); (y) damaging or destroying any data or file without the user’s consent; or (z) sending information to the Company Parties or any Subsidiaries, or any other Person, without the user’s consent; (ii) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry); (iii) records a user’s actions without such user’s knowledge; or (iv) employs a user’s internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior. Each Company Party and each of their Subsidiaries implement and maintain in all material respects, and have during the last three years implemented and maintained in all material respects, industry standard procedures to mitigate against the likelihood that the Owned Software contains any software routines that permit unauthorized access to or disable, erase or otherwise harm software, hardware or data.

(j)  To the knowledge of each Company Party, the Company Group is, and at all times since January 1, 2018 has been, in compliance with all Data Security Requirements in all material respects. The Company Group has in place, maintains and enforces commercially reasonable policies, procedures, and rules regarding data privacy, protection, and security as required by all Data Security Requirements. To the knowledge of each Company Party, since January 1, 2018, the Company Group has not experienced any incident in which Personal Information or Trade Secret was stolen or improperly accessed, used, processed, transferred, disclosed, destroyed, lost, or otherwise compromised. The Company Group has not received any written complaints from any Person with respect to Data Security Requirements since January 1, 2018, except as would not be expected to have a Company Material Adverse Effect.

Section 4.22 Environmental Matters. Except, in each case, as would not be material to each Company Party and its Subsidiaries, taken as a whole:

(a) Each Company Party and its Subsidiaries are, and since January 1, 2018 have been, in compliance in all material respects with all Environmental Laws, which includes and has included holding and complying in all material respects with all Permits required under Environmental Laws.

(b) There are no Actions or notices of violation pending against or, to the knowledge of each Company Party, threatened in writing against such Company Party or any of its Subsidiaries alleging, and each Company Party and its Subsidiaries have not received any written notice, report or other information regarding, any material violations of or material liability under any Environmental Law or any material violations or material liability concerning any Hazardous Materials, nor is there any basis for any such claims or notices.

Section 4.23 Absence of Changes. From and after the date of the most recent Audited Financial Statement, (a) no Company Material Adverse Effect has occurred and is continuing and (b) except as set forth on Schedule 4.23(b), the Company Group has not taken any action that would require the consent of Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof.

Section 4.24 Brokers’ Fees. Other than as set forth on Schedule 4.24, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by either Company Party, any of their respective Subsidiaries or any of their respective Affiliates.

Section 4.25 Related Party Transactions. Except for the Contracts set forth on Schedule 4.25, there are no Contracts between either Company Party or any of its Subsidiaries, on the one hand, and any Affiliate, officer, director or holder of Equity Securities of such Company Party or any of its Subsidiaries or, to each Company Party’s knowledge, any Affiliate or immediate family member of any of the foregoing, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by a Company Party or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), and (c) amounts paid pursuant to Company Party Benefit Plans listed on Schedule 4.14(a).

Section 4.26 Proxy Statement; Information Provided. None of the information relating to either Company Party or its Subsidiaries supplied or to be supplied by such Company Party, or by any other Person acting on behalf of such Company Party, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that neither Company Party makes any representations or warranties as to the information contained in or omitted from the Proxy Statement (a) that is modified in any material respect by Acquiror or any of its Affiliates or Representatives without such Company Party’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Acquiror or any of its Affiliates specifically for inclusion in the Proxy Statement which is misleading by virtue of such reliance and conformity.

Section 4.27 International Trade; Anti-Corruption.

(a) No Company Party nor any of their respective Subsidiaries, nor, to the knowledge of each Company Party, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of such Company Party or any of its Subsidiaries, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) knowingly engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”).

(b) No Company Party nor any of their respective Subsidiaries, nor, to the knowledge of each Company Party, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of such Company Party or any of its Subsidiaries, has in the last five years made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws.

(c) In the past five years, no Company Party nor any of their respective Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws.

Section 4.28 HotelPlanner.com Assets.

(a) Schedule 4.28(a) sets forth the Equity Securities of each of the HotelPlanner.com Assets (including the number and class or series (as applicable) and the record ownership (including the percentage interests held thereby). The Contributing Pre-Closing Holders beneficially own, directly or indirectly, all of the outstanding Equity Securities of the HotelPlanner.com Assets, free and clear of all Liens other than (i) as may be set forth on Schedule 4.28(a), (ii) for any restrictions on sales of securities under securities-related Laws and (iii) Permitted Liens that have not been issued in violation of preemptive or similar rights. Except for the Equity Securities of each HotelPlanner.com Asset set forth on Schedule 4.28(a), there are no Equity Securities of any HotelPlanner.com Asset authorized, reserved, issued or outstanding, and no outstanding or authorized equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, any HotelPlanner.com Asset. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any HotelPlanner.com Asset.

(b) Each of the HotelPlanner.com Assets has been duly formed, is validly existing, and is in good standing under the Laws of its state of incorporation and has the corporate or limited liability company power (as applicable) to own, operate, and lease its properties, rights and assets and to conduct its business as it is now being conducted, except (other than with respect to each HotelPlanner.com Asset’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The copies of the charter, bylaws, articles of organization, operating agreement, or other comparable governing documents with different names of each HotelPlanner.com Asset, as in effect on the date hereof, previously made available to Acquiror or its Representatives are (i) true, correct and complete, (ii) in full force and effect, and (iii) have not been amended in any respect from the copies made available to Acquiror or its Representatives. Each HotelPlanner.com Asset is duly licensed or qualified to do business and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.29 Investigation; No Other Representations. Each of the Acquiror Parties acknowledges and agrees that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of each Company Party and has been afforded satisfactory access to the books and records, facilities and personnel of each Company Party for purposes of conducting such investigation. In entering into this Agreement and any related document to which it is or will be a party, each of the Acquiror Parties has relied solely on its own investigation and analysis and the representations contained in this Article IV (the “Company Representations”) and no other representations or warranties of any Company Party or any other Person, either express or implied, and each of the Acquiror Parties, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the Company Representations, neither the Company Parties nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement or the transactions contemplated hereby.

Section 4.30 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to the Acquiror Parties of any documentation or other information (including financial projections or other supplemental data) the Company Representations constitute the sole and exclusive representations and warranties of the Company Parties in connection with the transactions contemplated hereby and except for the Company Representations, no Company Party has made any other express or implied representation or warranty with respect to the Company Parties, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Group Companies or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to the Acquiror or its respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any of the Acquiror Parties, and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Company Party, or the quality, quantity or condition of any Company Party’s assets) are specifically disclaimed by the Company Parties.

Article V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or, solely with respect to Sections 5.11, 5.14, 5.16 and 5.17, in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), each Acquiror Party represents and warrants to the Company Parties as follows, in each case as of the date hereof:

Section 5.01 Organization. Each Acquiror Party is duly incorporated or formed and is validly existing as a corporation or a limited liability company in good standing under the Laws of Delaware or the Laws of Florida, as applicable, and has the corporate or limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except (other than with respect to each Acquiror Party’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. The copies of the certificate of formation, articles of organization, operating agreement, limited liability company agreement, articles of incorporation, certificate of incorporation, bylaws or other organizational documents, as applicable, of each of the Acquiror Parties previously delivered by Acquiror to the Company Parties or their Representatives are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.02 Due Authorization.

(a) Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby have been duly and validly authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party will be party will be, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party will be party, will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) At a meeting duly called and held, the Acquiror Board has: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Acquiror’s stockholders, (ii) approved the Transactions as a Business Combination, (iii) resolved to recommend to Acquiror’s stockholders approval of each of the Acquiror Stockholder Matters, and (iv) determined that the fair market value of the Company Parties is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) as of the date hereof.

(c) Assuming that a quorum (as determined pursuant to the Acquiror Organizational Documents) is present:

(i)  each of the Business Combination Proposal and Charter Proposal shall require approval by an affirmative vote of the holders of a majority of the outstanding Acquiror Common Stock at a stockholders’ meeting duly called by the Acquiror Board and held for such purpose;

(ii)  the Director Election Proposal shall require a plurality of the votes cast by the holders of Acquiror Common Stock at a stockholders’ meeting duly called by the Acquiror Board and held for such purpose; and

(iii)  each of the Nasdaq Proposal and Equity Incentive Plan Proposal shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Stock represented and entitled to vote thereupon (as determined pursuant to the Acquiror Organizational Documents) at a stockholders’ meeting duly called by the Acquiror Board and held for such purpose.

(d) The foregoing votes are the only votes of any of Acquiror’s capital stock necessary in connection with entry into this Agreement by Acquiror Parties and the consummation of the Transactions.

Section 5.03 No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any Acquiror Party is a party by such Acquiror Party and, upon receipt of the Acquiror Stockholder Approval, the consummation of the Transactions and the transactions contemplated thereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) conflict with or result in any violation of any provision of any Law or Governmental Order binding on or applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror is a party or by which any of its assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against any Acquiror Party, or otherwise affecting any Acquiror Party or their respective assets, which, if determined adversely, could, individually or in the aggregate, have an Acquiror Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. The business of each of the Acquiror Parties has been conducted in all material respects in accordance with all applicable Laws. No Acquiror Party has received any written notice of any violation of Law.

Section 5.05 Compliance with Laws. Each Acquiror Party and its Subsidiaries are, and since their incorporation have been, in compliance with all applicable Laws. Each Acquiror Party and its Subsidiaries hold, and since their incorporation have held, all Permits necessary for the lawful conduct of the business, except where the failure to so hold has not had, and would not be reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. From the date of their incorporation, (a) to the knowledge of each Acquiror Party, neither such Acquiror Party nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and, (b) to the knowledge of such Acquiror Party, no assertion or Action of any violation of any Law, Governmental Order or Permit by such Acquiror Party or any of its Subsidiaries is currently threatened against such Acquiror Party or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), in each case of the foregoing clauses (a) and (b), except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.07 Material Contracts; No Defaults.

(a) The SEC Reports disclose each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements, this Agreement and the Transaction Agreements) to which, as of the date of this Agreement, any Acquiror Party or one or more of its Subsidiaries is a party or by which any of their respective assets are bound (the “Acquiror Material Contracts”).

(b) Each Acquiror Material Contract was entered into at arm’s length and in the ordinary course of business. Except for any Acquiror Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Acquiror Material Contract, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Acquiror Party thereto and, to the knowledge of such Acquiror Party, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of such Acquiror Party, are enforceable by such Acquiror Party to the extent a party thereto in accordance with their terms, subject in all respects to the Enforceability Exceptions, (ii) neither such Acquiror Party nor, to the knowledge of such Acquiror Party, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) neither such Acquiror Party nor its Subsidiaries have received any written or, to the knowledge of such Acquiror Party, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of such Acquiror Party, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by such Acquiror Party or its Subsidiaries or, to the knowledge of such Acquiror Party, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) neither such Acquiror Party nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.08 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company Parties contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of any Acquiror Party with respect to the execution or delivery and performance of this Agreement by each Acquiror Party or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable, or the consummation of the Transactions or the transactions contemplated thereby, except for (a) applicable requirements of the HSR Act, (b) the filing of the (i) HotelPlanner.com Articles of Merger and (ii) Reservations.com Articles of Merger, and (iii) the Acquiror Charter, each in accordance with the DGCL and FRLLCA, (c) the filing with the SEC of (i) the Proxy Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (ii) such reports under Section 13(a) or Section 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the Transactions or the transactions contemplated thereby, (d) such filings with and approval of Nasdaq to permit the Acquiror Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements and to permit the Acquiror Common Stock and Acquiror Warrants to be listed on Nasdaq following the Closing, (e) the Acquiror Stockholder Approval, or (f) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.09 Trust Account. As of the date hereof, there is at least $172,500,000 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated as of February 3, 2021, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus, dated as of February 3, 2021 and filed with the SEC (File No. 333-252010) on February 4, 2021 (the “IPO Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by Acquiror or, to the knowledge of Acquiror, the Trustee. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by Acquiror to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Organizational Documents) to any portion of the proceeds in the Trust Account prior to the Closing. As of the date hereof, assuming the accuracy of the representations and warranties of the Company Parties contained herein and the compliance by the Company Parties with their obligations hereunder, no Acquiror Party has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date. There are no Actions pending or, to the knowledge of Acquiror, threatened, with respect to the Trust Account. Since February 3, 2021, Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the HotelPlanner.com Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the HotelPlanner.com Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the HotelPlanner.com Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Common Stock for redemption pursuant to the Acquiror Stockholder Redemption.

Section 5.10 Brokers’ Fees. Other than as set forth on Schedule 5.10, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates, including Sponsor.

Section 5.11 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed or furnished all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). The SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports (or if restated or superseded by a filing prior to the Closing Date, then on the date of such filing) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports. No financial statements other than those of Acquiror are required by GAAP to be included in the consolidated financial statements of Acquiror.

(b) Acquiror has established and, since the IPO has maintained, disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer. To the knowledge of Acquiror, except as set forth in the SEC Reports, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s financial statements included in Acquiror’s periodic reports required under the Exchange Act.

(c) Except as set forth in the SEC Reports, Acquiror has established and, since the IPO has maintained, systems of internal accounting policies and controls sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and preparation of its financial statements for external purposes in accordance with GAAP. Such internal controls are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Acquiror’s assets. Acquiror maintains books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Acquiror in all material respects.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as set forth in the SEC Reports, there is no (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror, or (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror.

(f)  To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.12 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination or incidental thereto. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have an Acquiror Material Adverse Effect. HotelPlanner.com Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which such entity is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. Acquiror owns all of the issued and outstanding Equity Securities of HotelPlanner.com Merger Sub.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby or with respect to advisors and consultants in connection with the Transactions (including any agreements permitted by Section 7.02 or as set forth on Schedule 5.12(c)), no Acquiror Party is and at no time has been, party to any Contract with any Person that would require payments by any Acquiror Party in excess of $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02) and Contracts set forth on Schedule 5.12(c)).

(d) As of the date hereof, there is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities, debts or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of March 31, 2021 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of March 31, 2021 in the ordinary course of the operation of business of Acquiror, (iii) arising under this Agreement or the performance by an Acquiror Party of its obligations hereunder, including the Acquiror Transaction Expenses, (iv) as set forth on Schedule 5.12(d), or (v) that would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.13 Taxes.

(a) All income and other material Tax Returns required by Law to be filed by Acquiror and its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by Acquiror and its Subsidiaries (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority, and since December 31, 2020, neither Acquiror nor its Subsidiaries has incurred any material Tax liability outside the ordinary course of business.

(c) Acquiror and each of its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither Acquiror nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither Acquiror nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All deficiencies for Taxes asserted or assessed in writing against Acquiror or its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of Acquiror or its Subsidiaries, and no request for any such waiver or extension is currently pending.

(e) Neither Acquiror nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f)  There are no Liens with respect to Taxes on any of the assets of Acquiror or any of its Subsidiaries, other than Liens for Taxes not yet due and payable. Acquiror has not entered into any “closing agreement” or similar agreement or arrangement with a Governmental Authority relating to Taxes.

(g) Neither Acquiror nor any of its Subsidiaries (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group for which Acquiror is the common parent, or (ii) has any liability for or in respect of the Taxes of any Person (A) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (B) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).

(h) Neither Acquiror nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to customary commercial contracts not primarily relating to Taxes).

(i)  Neither Acquiror nor any of its Subsidiaries has taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

(j)  Since its formation, Acquiror has been treated as a corporation that is a United States person for U.S. federal income tax purposes. Since its formation, Acquiror has neither been subject to the accumulated earnings tax under Section 531 of the Code nor been treated as a personal holding company within the meaning of Section 542 of the Code.

Section 5.14 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Acquiror consists of 51,000,000 shares of capital stock, including (i) 50,000,000 shares of Acquiror Common Stock, and (ii) 1,000,000 shares of preferred stock (“Acquiror Preferred Stock”) of which (A) 22,037,500 shares of Acquiror Common Stock are issued and outstanding as of the date of this Agreement and (B) no shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock and the Acquiror Warrants (I) have been duly authorized and validly issued and are fully paid and non-assessable, (II) were issued in compliance in all material respects with applicable Law, and (III) were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive rights, subscription right or any similar right, the Acquiror Organizational Documents or any Contract. As of the date hereof, Acquiror has issued 8,862,500 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b) Except for this Agreement, the Acquiror Warrants, or as set forth in Section 5.14(a), as of the date hereof, there are no Equity Securities of Acquiror authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c) Acquiror does not own any capital stock or any other equity interests in any other Person other than HotelPlanner.com Merger Sub or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 5.15 Nasdaq Listing. The issued and outstanding units of Acquiror (“Acquiror Units”), each such Acquiror Unit comprised of one share of Acquiror Common Stock and one-half of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ASAXU”. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ASAX”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ASAXW”. As of the date of this Agreement, Acquiror is in compliance in all material respects with the applicable Nasdaq corporate governance requirements for continued listing of the Acquiror Common Stock and Acquiror Warrants. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or Acquiror Warrants on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Except for non-compliance notices which have been cured prior to the date of this Agreement, Acquiror has not received any notice from Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Common Stock from Nasdaq or deregistering of the Acquiror Common Stock with the SEC.

Section 5.16 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Acquiror owns good title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Acquiror in the operation of its business and which are material to Acquiror, free and clear of any Liens (other than Permitted Liens).

Section 5.17 Related Party Transactions. Except as described in the SEC Reports, there are no transactions, Contracts, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, equityholder, warrant holder or Affiliate of such Acquiror Party.

Section 5.18 Proxy Statement. None of the information relating to the Acquiror Parties supplied or to be supplied by any Acquiror Party, or by any other Person acting on behalf of any Acquiror Party, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement (a) that is modified in any material respect by a Company Party or any of its Subsidiaries or Representatives without the Acquiror’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of a Company Party or any of its Subsidiaries specifically for inclusion in the Proxy Statement which is misleading by virtue of such reliance and conformity.

Section 5.19 Absence of Changes. From and after December 31, 2020, (a) no Acquiror Material Adverse Effect has occurred and is continuing and (b) Acquiror has not taken any action that would require the consent pursuant to Section 7.02 if such action had been taken after the date hereof.

Section 5.20 Indebtedness. Except as set forth on Schedule 5.20, no Acquiror Party has any Indebtedness for borrowed money and no Acquiror Party has any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 5.21 Sponsor Agreement. Acquiror has delivered to the Company Parties a true, correct and complete copy of the Sponsor Agreement. To the Acquiror’s knowledge, the Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Agreement.

Section 5.22 International Trade; Anti-Corruption.

(a) No Acquiror Party nor any of their respective Subsidiaries, nor, to the knowledge of each Acquiror Party, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of such Acquiror Party or any of its Subsidiaries, is currently, or has been since its incorporation: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) knowingly engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, or Trade Controls.

(b) No Acquiror Party nor any of their respective Subsidiaries, nor, to the knowledge of each Acquiror Party, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of such Acquiror Party or any of its Subsidiaries, has since the date of its incorporation, made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws.

(c) Since the date of its incorporation, no Acquiror Party nor any of their respective Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws.

Section 5.23 Not an Investment Company. Acquiror is not an “investment company” within the meaning of the Investment Company Act, and the rules and regulations promulgated thereunder.

Section 5.24 Investigation; No Other Representations. Each of the Company Parties acknowledges and agrees that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of each Acquiror Party and has been afforded satisfactory access to the books and records, facilities and personnel of each Acquiror Party for purposes of conducting such investigation. In entering into this Agreement and any related document to which it is or will be a party, each of the Company Parties has relied solely on its own investigation and analysis and the representations contained in this Article V (the “Acquiror Representations”) and no other representations or warranties of any Acquiror Party or any other Person, either express or implied, and each of the Company Parties, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the Acquiror Representations, neither the Acquiror Parties nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement or the transactions contemplated hereby.

Section 5.25 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to the Company Parties of any documentation or other information (including financial projections or other supplemental data) the Acquiror Representations constitute the sole and exclusive representations and warranties of the Acquiror Parties in connection with the transactions contemplated hereby and except for the Acquiror Representations, no Acquiror Party has made any other express or implied representation or warranty with respect to the Acquiror Parties, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Acquiror Parties or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to the Company Parties or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any of the Company Parties, and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Acquiror Party, or the quality, quantity or condition of any Acquiror Party’s assets) are specifically disclaimed by the Acquiror Parties.

Article VI

COVENANTS OF THE COMPANY PARTIES

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Interim Period”), each Company Party shall, and shall cause its Subsidiaries to, except as expressly required or contemplated by this Agreement or any of the Transaction Agreements, as set forth on Schedule 6.01, as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), use its commercially reasonable efforts to conduct and operate its business in the ordinary course of business in all material respects. Without limiting the generality of the foregoing, except as required or contemplated by this Agreement or any of the Transaction Agreements, as set forth on Schedule 6.01, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), neither Company Party shall, and each Company Party shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend its certificate of formation, articles of organization, operating agreement, limited liability company agreement, articles of incorporation, certificate of incorporation, bylaws or other organizational documents, as applicable;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than (i) any dividends or distributions from any wholly-owned Subsidiary of such Company Party either to such Company Party or any other wholly-owned Subsidiaries of such Company Party; (ii) any dividends or distributions of amounts equal to the taxes or estimated taxes payable by any Pre-Closing Holder with respect to a Company Party and/or its Subsidiaries; and (iii) any dividends or distributions by a Company Party and/or its Subsidiaries of cash in excess of minimum operating cash;

(c) except for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business and/or amendments to the credit facilities of HotelPlanner.com, enter into, materially and adversely modify, materially and adversely amend, waive any material right under, terminate or voluntarily fail to renew, any Contract of a type required to be listed on Schedule 4.12(a), in the case of HotelPlanner.com or any of its Subsidiaries, or Schedule 4.13(a), in the case of Reservations.com or any of its Subsidiaries (including, for clarity, any Contract that, if existing on the date hereof, would have been required to be listed on Schedule 4.12(a), in the case of HotelPlanner.com or any of its Subsidiaries, or Schedule 4.13(a), in the case of Reservations.com or any of its Subsidiaries) or any Lease to which such Company Party or its Subsidiaries is a party or by which it is bound;

(d) (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of such Company Party or any of its Subsidiaries or (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of such Company Party or its Subsidiaries;

(e) sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property) of the Company Group, other than (i) the expiration of Owned Intellectual Property in accordance with the applicable statutory term or abandonment of Owned Intellectual Property registrations or applications in the ordinary course of business, (ii) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business, (iii) the sale or provision of goods or services to customers in the ordinary course of business, or the sale, permission to lapse, abandonment, or other disposition of tangible assets or equipment deemed by such Company Party in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, or (iv) transactions among a Company Party and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries;

(f)  (i) cancel or compromise any claim or Indebtedness owed to such Company Party or any of its Subsidiaries if any such cancelation or compromise is greater than $2,000,000, or (ii) settle any pending or threatened Action, if such settlement would require payment by such Company Party in an amount greater than $1,000,000; provided, that this Section 6.01(g) will not apply with respect to any Transaction Litigation;

(g) except as otherwise required by the terms of any existing Company Party Benefit Plans set forth on Schedule 4.14(a) and as in effect on the date hereof, (i) materially increase the compensation or benefits of any current or former Key Employee, except for annual increases of not more than 5% in base salary or hourly wage rates made in the ordinary course of business to Key Employees; (ii) make any grant or promise of any transaction, change in control or retention payment or arrangement to any employee, (iii) make any grant or promise of any severance or termination payment or arrangement to any Key Employee, except for any severance or termination payments in connection with the termination of any Key Employee in the ordinary course of business; (iv) make any change in the key management structure of such Company Party or any of its Subsidiaries, including the hiring of any individuals who would be, upon such hire, Key Employees (other than due to death or disability), or the termination (other than for “cause” or due to death or disability) of Key Employees; (v) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any employees; or (vi) establish, adopt, enter into, amend or terminate in any material respect any material Company Party Benefit Plan or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be a Company Party Benefit Plan if it were in existence as of the date of this Agreement, other than in the ordinary course of business (and other than an employment offer letter that does not contain severance and/or a transaction or retention payment);

(h) implement or announce any employee layoffs, furloughs, reductions in force, or similar actions that could implicate the WARN Act;

(i)  (i) negotiate, modify, extend, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company Party Employee of such Company Party or any of its Subsidiaries;

(j) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any individual who is a Key Employee as of the date hereof;

(k) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, (i) that would be material to the Company Group, taken as a whole, and other than in the ordinary course of business, or (ii) for which financial statements of the acquired, merged or consolidated entity would be required to be included in the Proxy Statement;

(l)  make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or independent contractors of such Company Party or any of its Subsidiaries for expenses not to exceed $200,000 individually or $5,000,000 in the aggregate and which would not constitute “personal loans” under the Sarbanes-Oxley Act, (B) prepayments and deposits paid to suppliers and lessors of such Company Party or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of such Company Party or any of its Subsidiaries in the ordinary course of business, and (D) loans or advances among a Company Party and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries;

(m) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of such Company Party or any of its Subsidiaries, except for transactions between such Company Party and a wholly-owned Subsidiary of such Company Party or between wholly-owned Subsidiaries of such Company Party;

(n) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of such Company Party or any of its Subsidiaries, except for any such transaction by a wholly-owned Subsidiary of such Company Party that remains a wholly-owned Subsidiary of such Company Party after consummation of such transaction;

(o) make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

(p) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Company Party or any of its Subsidiaries (other than the Transactions);

(q) (i) incur, create or assume any Indebtedness, (ii) modify the terms of any Indebtedness, or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, in each case, other than any (v) Indebtedness incurred in connection with an amendment of the credit facilities of such Company Party or the replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more favorable to such Company Party or its applicable Subsidiary than the Indebtedness being replaced, (w) Indebtedness incurred in the ordinary course of business, and in an aggregate amount not to exceed $10,000,000, (x) Indebtedness incurred between such Company Party and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, (y) guarantees of Indebtedness of a wholly-owned Subsidiary of such Company Party otherwise incurred in compliance with this Section 6.01(q) and (z) advances from existing suppliers in the ordinary course of business;

(r)  fail to maintain in full force and effect material insurance policies covering such Company Party and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner materially detrimental to such Company Party and its Subsidiaries;

(s)  enter into any Contract or amend in any material respect any existing Contract with any HotelPlanner.com Pre-Closing Holders or Reservations.com Pre-Closing Holders, any Person that is an Affiliate of any HotelPlanner.com Pre-Closing Holders or Reservations.com Pre-Closing Holders, or an Affiliate of such Company Party or its Subsidiaries (excluding (A) any Contract that is a Company Party Benefit Plan or that would be a Company Party Benefit Plan if it were in existence as of the date of this Agreement and (B) any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of such Company Party or its Subsidiaries in their capacity as an officer or director); or

(t)  enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 6.01(a) through (s).

Notwithstanding anything in this Section 6.01 or this Agreement to the contrary, nothing shall give Acquiror, directly or indirectly, the right to control or direct the operations of any Company Party or any of its Subsidiaries.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to a Company Party or any of its Subsidiaries by third parties that may be in a Company Party’s or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law, or (c) in the reasonable opinion of legal counsel of a Company Party would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), each Company Party shall, and shall cause its Subsidiaries to, (i) afford to Acquiror and its Representatives reasonable access during the Interim Period and with reasonable advance notice, in such manner as to not interfere with the normal operation of such Company Party and its Subsidiaries, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of such Company Party and its Subsidiaries, (ii) use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of such Company Party and its Subsidiaries that are in the possession of such Company Party or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions, and (iii) instruct its and their auditors to provide the Acquiror and its Representatives reasonable access to all of the financial information used in the preparation of the Financial Statements and reasonably cooperate with the preparation of financial statements or financial information for inclusion in the Proxy Statement, provided that Acquiror and its Representatives execute any customary non-reliance or similar agreement reasonably requested by such auditor and that the Company Parties shall be entitled to attend any meeting and be copied on any correspondence between Acquiror or any of its Representatives and such auditor. Any request pursuant to this Section 6.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreements prior to the Closing.

Section 6.03 No Claim Against the Trust Account. Each Company Party, on behalf of itself and its respective Pre-Closing Holders and other Affiliates, represents and warrants that it has read the IPO Prospectus and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by Acquiror’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by Acquiror’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the IPO Prospectus, Acquiror may disburse monies from the Trust Account only: (a) to the Public Stockholders if they elect to redeem their Acquiror shares in connection with the consummation of Acquiror’s initial Business Combination or in connection with an extension of Acquiror’s deadline to consummate a Business Combination; (b) to the Public Stockholders if Acquiror fails to consummate a Business Combination within 24 months after the closing of the IPO, subject to extension by an amendment to the Acquiror Organizational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes and liquidation expenses not to exceed $100,000, or (d) to Acquiror after or concurrently with the consummation of a Business Combination. Each Company Party, on behalf of itself and its respective Pre-Closing Holders and other Affiliates, acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, no Company Party, nor any of its Pre-Closing Holders or Affiliates, do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and such Company Party, its Pre-Closing Holders and their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability, and it and they shall not seek recourse against the Trust Account at any time for any reason whatsoever (collectively, the “Released Claims”). This Section 6.03 shall survive the termination of this Agreement for any reason and may not be amended or modified in any way without the express written consent of Acquiror.

Section 6.04 Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, each Company Party shall deliver to Acquiror any audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, and members’ deficit and cash flows of such Company Party and its Subsidiaries as of and for a year-to-date period ended as of the end of any fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is required to be included in the Proxy Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, and members’ deficit and cash flows of each Company Party and its Subsidiaries as of and for a year-to-date period ended as of a certain fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Proxy Statement (A) will fairly present in all material respects the financial position of such Company Party and its Subsidiaries as at the date thereof, and the results of its operations, members’ equity and cash flows for the respective periods then ended (subject, in the case of any interim financial statements, to normal year-end audit adjustments (none of which is expected to be material)), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved, (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB, and (D) will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) for purposes of inclusion in the Proxy Statement. Each Company Party shall be available to, and such Company Party and its Subsidiaries shall use its commercially reasonable efforts to make their officers and employees available to, in each case upon reasonable advance notice, Acquiror and its counsel in connection with (I) the drafting of the Proxy Statement and (II) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, each Company Party shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement is mailed to Acquiror’s stockholders, each Company Party will give Acquiror prompt written notice of any action taken or not taken by such Company Party or its Subsidiaries or of any development regarding such Company Party or its Subsidiaries, in any such case which is or becomes known by such Company Party, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and such Company Party shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

Section 6.05 Form W-9. At the Closing, (a) HotelPlanner.com shall deliver to Acquiror a duly completed and executed valid IRS Form W-9 or W-8, as applicable, from each HotelPlanner.com Pre-Closing Holder and (b) Reservations.com shall deliver to HotelPlanner.com a duly completed and executed valid IRS Form W-9 or W-8, as applicable, from each Reservations.com Pre-Closing Holder.

Section 6.06 Company Party Approvals. Upon the terms set forth in this Agreement, each of HotelPlanner.com and Reservations.com shall, no later than one day after the execution of this Agreement, obtain and deliver evidence to Acquiror of the Required HotelPlanner.com Member Approval and Required Reservations.com Member Approval, as applicable, at its option either (a) in the form of an irrevocable written consent (the “Written Consent”) of the holders of the HotelPlanner.com Common Units and the Reservations.com Common Units, respectively (including pursuant to the HotelPlanner.com Support Agreement and the Reservations.com Support Agreement) or (b) in the event either Company Party determines it is not able to obtain the Written Consent, such Company Party shall call and hold a meeting of its members in order to obtain the Required HotelPlanner.com Member Approval or the Required Reservations.com Member Approval, as applicable, and such Company Party shall use its commercially reasonable efforts to take all other actions necessary or advisable to secure the Required HotelPlanner.com Member Approval or the Required Reservations.com Member Approval, as applicable, including enforcing the HotelPlanner.com Support Agreement or the Reservations.com Support Agreement, as applicable.

Section 6.07 No Acquiror Common Stock Transactions. Each Company Party acknowledges and agrees that it is aware, and that its Representatives are aware or, upon receipt of any material nonpublic information, will be advised of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. Each Company Party hereby agrees that, while it is in possession of such material nonpublic information, it shall not and it will cause its Subsidiaries and direct its directors, officers and its and their respective Affiliates not to purchase or sell any securities of Acquiror (other than engaging in the Transactions), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Article VII
COVENANTS OF ACQUIROR

Section 7.01 Indemnification and Directors’ and Officers’ Insurance.

(a) From and after the HotelPlanner.com Effective Time, Acquiror shall, and shall cause the Surviving HotelPlanner.com Entity to, indemnify and hold harmless each present and former director, managing members, manager and officer of each Company Party and each of their respective Subsidiaries, and each present and former director and officer of the Acquiror Parties (collectively, the “D&O Indemnified Persons”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the HotelPlanner.com Effective Time, whether asserted or claimed prior to, at or after the HotelPlanner.com Effective Time, to the fullest extent that such Company Party or its Subsidiaries, or the Acquiror Party, as applicable, would have been permitted under applicable Law and their respective certificate of formation, articles of organization, operating agreement, limited liability company agreement, articles of incorporation, certificate of incorporation, bylaws or other organizational documents, as applicable, in effect on the date of this Agreement to indemnify such D&O Indemnified Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall and shall cause the Surviving HotelPlanner.com Entity and its Subsidiaries to, (i) maintain for a period of not less than six years from the HotelPlanner.com Effective Time provisions in its certificate of incorporation, bylaws, certificate of formation, articles of organization, operating agreement, limited liability company agreement and other organizational documents, as applicable, concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/ managing members/managers that are no less favorable to those D&O Indemnified Persons than the provisions of such certificates of incorporation, bylaws, certificate of formation, articles of organization, operating agreement, limited liability company agreement and other organizational documents, as applicable, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those D&O Indemnified Persons thereunder, in each case, except as required by Law.

(b) Each Company Party shall or shall cause one or more of its Subsidiaries to purchase, at or prior to the Closing, and Acquiror shall or shall cause one or more of its Subsidiaries to maintain in effect for a period of six years from the HotelPlanner.com Effective Time, directors’ and officers’ liability insurance covering those D&O Indemnified Persons who are currently covered by such Company Party’s or any of its Subsidiaries’, or such Acquiror Party’s, directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an aggregate premium for such insurance in excess of 300% of the annual premium payable in the aggregate by the Company Parties and their Subsidiaries for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the HotelPlanner.com Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving HotelPlanner.com Entity and all successors and assigns of Acquiror and the Surviving HotelPlanner.com Entity. If Acquiror or the Surviving HotelPlanner.com Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving HotelPlanner.com Entity, as the case may be, shall succeed to the obligations set forth in this Section 7.01.

Section 7.02 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.02, as required by this Agreement, as consented to by HotelPlanner.com and Reservations.com, or as required by applicable Law (including COVID-19 Measures), Acquiror shall not and shall not permit HotelPlanner.com Merger Sub to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of HotelPlanner.com Merger Sub;

(ii)  (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of Acquiror or HotelPlanner.com Merger Sub, (B) split, combine or reclassify any Equity Securities of Acquiror or HotelPlanner.com Merger Sub, or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by the Acquiror Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of Acquiror or HotelPlanner.com Merger Sub;

(iii)  make, change or revoke any Tax election, adopt, change or revoke any accounting method with respect to Taxes, file or amend any Tax Return, prosecute, settle or compromise any Tax liability or any Action, audit or other similar proceeding related to any amount of Taxes, enter into any closing agreement with respect to any Tax, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes);

(iv) enter into, renew or amend any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, in each case other than compromises or settlements in an aggregate amount not greater than $500,000; provided, that this Section 7.02(a)(v) will not apply with respect to any Transaction Litigation;

(vi) other than Acquiror Borrowings, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another Person;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than (x) issuance of Acquiror Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (y) Additional Financing or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein or (C) grant any options, warrants or other equity-based awards with respect to any Equity Securities of Acquiror not outstanding on the date hereof;

(viii)  make any material change in accounting principles or methods of accounting, other than as may be required by GAAP; or

(ix) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b) Notwithstanding anything in this Section 7.02 or this Agreement to the contrary, (i) nothing shall give HotelPlanner.com or Reservations.com, directly or indirectly, the right to control or direct the operations of any Acquiror Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Acquiror Party from using the funds held by Acquiror outside the Trust Account to pay any Acquiror expenses or liabilities or from otherwise distributing or paying over any funds held by Acquiror outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

(c) During the Interim Period, Acquiror shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, comply with, and continue performing under, as applicable, material Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.03 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), Acquiror shall afford to each Company Party, its Affiliates and their respective Representatives reasonable access during the Interim Period and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror, in each case as each such Company Party and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by HotelPlanner.com, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreements prior to the HotelPlanner.com Effective Time. All information obtained by Reservations.com, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreements prior to the Reservations.com Effective Time.

Section 7.04 Section 16 Matters. Prior to the HotelPlanner.com Effective Time, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including adopting resolutions and taking other steps in accordance with the No-Action Letter, dated as of January 12, 1999, issued by the SEC regarding such matters.

Section 7.05 Post-Closing Directors and Officers. Subject to the terms of the Acquiror Organizational Documents, the Acquiror Charter and the Acquiror Bylaws, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the HotelPlanner.com Effective Time:

(a) the Board of Directors of Acquiror shall initially consist of eleven (11) directors and consist of Tim Henstchel, John Prince, Yatin Patel, Mahesh Chaddah, Gianno Caldwell, Dieter Huckestein, Jeff Goldstein, Dylan Ratigan, Mohsen Moazami, Kate Walsh, and James Wilkinson; and

(b) the initial officers of Acquiror shall be as set forth on Schedule 7.05(b), who shall serve in such capacity in accordance with the terms of the Acquiror Charter and the Acquiror Bylaws following the HotelPlanner.com Effective Time.

Section 7.06 Incentive Equity Plan. Prior to the Closing Date, Acquiror shall adopt, subject to approval of the stockholders of Acquiror: (a) a 2021 Long Term Incentive Award Plan, in a form to be mutually agreed among the Acquiror, HotelPlanner.com, and Reservations.com prior to the Closing, providing for the issuance of the number of shares of Acquiror Class A Common Stock set forth therein, with such changes as may be agreed to in writing by Acquiror, HotelPlanner.com, and Reservations.com (the “Incentive Equity Plan”), and shall reserve for issuance under the Incentive Equity Plan a number of shares of Acquiror Class A Common Stock equal to 5% of the fully-diluted shares of Acquiror Common Stock as of immediately following the Closing; and (b) an employee stock purchase plan, in a form to be mutually agreed among the Acquiror, HotelPlanner.com, and Reservations.com prior to the Closing, providing for the issuance of the number of shares of Acquiror Class A Common Stock set forth therein, with such changes as may be agreed to in writing by Acquiror, HotelPlanner.com, and Reservations.com (the “ESPP”), and shall reserve for issuance under the ESPP a number of shares of Acquiror Class A Common Stock equal to 1% of the fully-diluted shares of Acquiror Common Stock as of immediately following the Closing, in each case to be effective as of the Closing or as otherwise set forth in the applicable plan document. Within two Business Days following the expiration of the 60 day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company (or such longer period as may be required by rule or regulation of the SEC), Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan and the ESPP, and Acquiror shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and ESPP remain outstanding.

Section 7.07 Acquiror Bylaws and Charter. At the HotelPlanner.com Effective Time (subject to approval by the stockholders of Acquiror of the same), Acquiror shall adopt the Acquiror Charter and the Acquiror Bylaws.

Section 7.08  Acquiror Public Filings. From the date hereof through the HotelPlanner.com Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC (“Additional SEC Reports”) and otherwise comply in all material respects with its reporting obligations under applicable Laws. The Additional SEC Reports will be prepared in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act as of their respective dates (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) and none of the Additional SEC Reports as of their respective dates (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading.

Section 7.09 Nasdaq Listing. From the date hereof through the HotelPlanner.com Effective Time, Acquiror shall use its commercially reasonable efforts to ensure that Acquiror remains listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Acquiror Common Stock issuable in the Transactions, and shall obtain approval for the listing of such shares of Acquiror Common Stock, subject to official notice of listing and round lot requirements, and the Company Parties shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.10 Certain Acquiror Borrowings. Through the Closing, Acquiror shall be permitted to borrow funds from the Sponsor to meet its reasonable capital requirements necessary for the consummation of the Transactions (the “Acquiror Borrowings”), with any such Acquiror Borrowings to be made on a non-interest bearing basis and repayable in cash at the Closing; provided, that, at the option of the lender, up to the Acquiror Borrowings Limit may be converted at the HotelPlanner.com Effective Time into Acquiror Units at a conversion price of $10.00 per Acquiror Unit; provided, however, that the Acquiror Borrowings shall not exceed $817,000 in the aggregate, including any funds borrowed by Acquiror from the Sponsor prior to the date hereof.

Section 7.11 Dissolution of Non-Contributed Affiliate Businesses. Prior to the Closing, HotelPlanner.com shall use commercially reasonable efforts to cause the Pre-Closing Holders to wind up, liquidate, and dissolve HotelPlanner Limited and Lexyl Travel Technologies, Inc (the “Non-Contributed Affiliate Businesses”), such that, as of immediately prior to the Closing, no Pre-Closing Holder or Affiliate of a Company Party shall own any direct or indirect equity interest in any Person that uses in its name “HotelPlanner,” “Reservations,” or any derivative thereof.

Article VIII

JOINT COVENANTS

Section 8.01 Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including the satisfaction of the closing conditions set forth in Article IX). Without limiting the generality of the foregoing, each of the Parties shall use commercially reasonable efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (A) make any and all required filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within 10 Business Days) following the date of this Agreement, (B) make any required foreign direct investment or competition filings, if any, as soon as reasonably practicable following the date of this agreement, and (C) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested. Acquiror shall promptly inform the Company Parties of any communication between any Acquiror Party, on the one hand, and any Governmental Authority, on the other hand, and the Company Parties shall promptly inform Acquiror of any communication between either Company Party, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, (x) the Parties agree to request early termination of all waiting periods applicable to the Transactions under the HSR Act, and (y) each Party and its respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Parties. HotelPlanner.com, Reservations.com and Acquiror will equally split the filing fees in connection with the HSR Act when due, and the actual amounts of such fees paid by Acquiror shall be deemed Acquiror Transaction Expenses, the actual amount of such fees paid by HotelPlanner.com shall be deemed HotelPlanner.com Transaction Expenses, and the actual amount of such fees paid by Reservations.com shall be deemed Reservations.com Transaction Expenses. During the Interim Period, the Acquiror Parties, on the one hand, and the Company Parties, on the other hand, shall give counsel for HotelPlanner.com and Reservations.com (in the case of any Acquiror Party) or Acquiror (in the case of the Company Parties), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with, in the case of Acquiror, HotelPlanner.com and Reservations.com, or, in the case of either Company Party, Acquiror, in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of Acquiror, HotelPlanner.com and Reservations.com, or, in the case of either Company Party, Acquiror, the opportunity to attend and participate in such meeting or discussion.

(b) Notwithstanding anything to the contrary in the Agreement, (i) if this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall the Acquiror Parties or Company Parties be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which either Company Party or its Subsidiaries is a party.

(c) During the Interim Period, Acquiror, on the one hand, and the Company Parties, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of the Acquiror Parties or any of their respective Representatives (in their capacity as a representative of an Acquiror Party) or, in the case of the Company Parties, any member of the Company Group or any of their respective Representatives (in their capacity as a representative of a member of the Company Group). Acquiror and the Company Parties shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation (subject to a customary joint defense agreement), (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, (i) Acquiror shall, subject to and without limiting the covenants and agreements, and the rights of the Company Parties, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation commenced against any of the Acquiror Parties or any of their respective Representatives; provided, however, that in no event shall Acquiror settle or compromise any such Transaction Litigation without the prior written consent of HotelPlanner.com and Reservations.com (not to be unreasonably withheld, conditioned or delayed); and (ii) the applicable Company Party shall, subject to and without limiting the covenants and agreements, and the rights of the Acquiror Parties, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation commenced against such Company Party or any member of its Company Group or any of their respective Representatives; provided, however, that in no event shall such Company Party settle or compromise any such Transaction Litigation without Acquiror’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 8.02 Proxy Statement; Special Meeting.

(a) Proxy Statement.

(i)  As promptly as reasonably practicable following the execution and delivery of this Agreement, Acquiror shall, in accordance with this Section 8.02(a), and each Company Party will reasonably cooperate (including causing each of their Subsidiaries and Representatives to reasonably cooperate) with Acquiror, and provide to Acquiror all information regarding such Company Party, its Affiliates and its business that is necessary therefor, to prepare and file with the SEC, in preliminary form, a proxy statement in connection with the Transactions (the “Proxy Statement”) to be sent to the stockholders of Acquiror in advance of the Special Meeting, for the purpose of, among other things: (A) providing Acquiror’s stockholders with the opportunity to redeem shares of Acquiror Common Stock by tendering such shares for redemption not later than two Business Days prior to the originally scheduled date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (B) soliciting proxies from holders of Acquiror Common Stock to vote at the Special Meeting, as may be adjourned or postponed, in favor of the Acquiror Stockholder Matters. Without the prior written consent of the Company Parties, the Acquiror Stockholder Matters shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror’s stockholders at the Special Meeting, as adjourned or postponed. The Proxy Statement will comply as to form and substance with the applicable requirements of the SEC and the rules and regulations thereunder and remain effective as long as is necessary to consummate the Transactions. Acquiror shall (I) file the definitive Proxy Statement with the SEC and (II) cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Acquiror Board in accordance with Section 8.02(b), as promptly as practicable (but in no event less than five Business Days except as otherwise required by applicable Law) following the earlier to occur of: (x) if the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (y) if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”). HotelPlanner.com, Reservations.com and Acquiror will equally split the filing fees in connection with the Proxy Statement when due, and the actual amounts of such fees paid by Acquiror shall be deemed Acquiror Transaction Expenses, the actual amount of such fees paid by HotelPlanner.com shall be deemed HotelPlanner.com Transaction Expenses, and the actual amount of such fees paid by Reservations.com shall be deemed Reservations.com Transaction Expenses.

(ii)  Prior to filing with the SEC, Acquiror will make available to the Company Parties and their respective counsel drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company Parties and their respective counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Acquiror shall not file any such documents with the SEC without the prior consent of the Company Parties (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror will advise the Company Parties promptly after it receives notice thereof, of: (A) the time when the Proxy Statement has been filed; (B) if the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement; (E) any request by the SEC for amendment of the Proxy Statement; (F) any comments from the SEC relating to the Proxy Statement and responses thereto; (G) requests by the SEC for additional information; and (H) the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction or of the initiation or written threat of any proceeding for any such purpose. Acquiror shall respond to any SEC comments on the Proxy Statement as promptly as practicable and shall use its commercially reasonable efforts to have the Proxy Statement/Prospectus cleared by the SEC under the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company Parties and their respective counsel drafts of any such response and provide the Company Parties and their respective counsel with a reasonable opportunity to comment on such drafts.

(iii)  If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Proxy Statement containing such information. Each Company Party will provide to Acquiror all information regarding such Company Party, its Affiliates and its business that is necessary for any filing contemplated by the immediately preceding sentence. If, at any time prior to the Closing, a Company Party discovers any information, event or circumstance relating to such Company Party, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such Company Party shall promptly inform Acquiror of such information, event or circumstance and provide to Acquiror all information necessary to correct any such deficiencies.

(iv) Acquiror shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder.

(b) Special Meeting. Acquiror will take, in accordance with applicable Law, Nasdaq rules and the Acquiror Organizational Documents, all action necessary to duly convene and hold a meeting of its shareholders (the “Special Meeting”) as promptly as reasonably practicable after the Proxy Clearance Date (and will establish a record date for, give notice of and commence the mailing of the Proxy Statement to the stockholders of Acquiror as promptly as practicable after the Proxy Clearance Date), to (i) consider and vote upon the approval of the Acquiror Stockholder Matters and to cause such vote to be taken and (ii) provide stockholders of Acquiror with the opportunity to elect to effect an Acquiror Stockholder Redemption. Acquiror may only elect to postpone or adjourn such meeting if (w) a postponement or adjournment is required by Law, (x) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Acquiror Common Stock represented (either in person or by proxy) and voting to approve the Acquiror Stockholder Matters or to constitute a quorum necessary to conduct the business of the Special Meeting, (y) Acquiror determines the payments for the Acquiror Stockholder Redemption could reasonably be expected to cause the conditions in Section 9.03(d) to not be satisfied at the Closing, or (z) with the prior consent of the Company Parties (which shall not be unreasonably withheld, conditioned, or delayed), if additional time is otherwise necessary to cause the conditions to Closing to occur. Acquiror shall, following the Proxy Clearance Date, use its reasonable best efforts to solicit from its stockholders proxies in favor of the Acquiror Stockholder Matters and shall include in the Proxy Statement the recommendation of the Acquiror Board to vote in favor of each of the Acquiror Stockholder Matters. Acquiror shall keep the Company Parties reasonably informed regarding all matters relating to the Acquiror Stockholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Acquiror in respect of such matters and similar updates regarding any redemptions.

Section 8.03 Exclusivity.

(a) During the Interim Period, neither Company Party shall take, nor shall such Company Party permit any of its Affiliates or Representatives to take, whether directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to inquiries or proposals by, or provide information to, any Person (other than Acquiror or any of its Affiliates or Representatives) concerning any merger or similar business combination transaction, or sale of all or substantially all of the equity interests of such Company Party, or sale of substantially all of the assets involving such Company Party or its Subsidiaries, taken as a whole (other than immaterial assets or assets sold in the ordinary course of business), or any other transaction that would constitute a change of control of such Company Party or would otherwise prohibit or delay the Transactions (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a) or (ii) any action in connection with a public offering of any Equity Securities of such Company Party or any of its Subsidiaries (or any Affiliate or successor of such Company Party or any of its Subsidiaries). Each Company Party shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction or public offering of Equity Securities of such Company Party. The Company Parties will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) (x) notify Acquiror if the Company Party or any of its Subsidiaries, Affiliates, or Representatives receives any inquiry, proposal, offer or submission with respect to an Acquisition Transaction during the Interim Period, (y) notify Acquiror of the identity of the Person making such inquiry or submitting such proposal, offer or submission, and (z) provide Acquiror with a copy of such inquiry, proposal, offer or submission (in the case of subsections (y) and (z) only, to the extent not prohibited by any applicable non-disclosure agreement entered into prior to April 11, 2021, to which the Company Party is a party, as determined in good faith by such Company Party, in which case the Company Party shall provide such notice to the maximum extent not prohibited). The Company Parties agree that the rights and remedies for noncompliance with this Section 8.03(a) include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to Acquiror and that money damages would not provide an adequate remedy for such injury.

(b) During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to inquiries or proposals by, provide information to or commence due diligence with respect to, any Person (other than the Company Parties, their respective members or any of their respective Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination involving Acquiror (a “Alternate Business Combination Proposal”) other than with the Company Parties, their members and their respective Affiliates and Representatives; provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternate Business Combination Proposal. Acquiror will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) (x) notify the Company Parties if Acquiror or any of its Subsidiaries, Affiliates, or Representatives receives any inquiry, proposal, offer or submission with respect to an Alternate Business Combination Proposal during the Interim Period, (y) notify the Company Parties of the identity of the Person making such inquiry or submitting such proposal, offer or submission, and (z) provide the Company Parties with a copy of such inquiry, proposal, offer or submission (in the case of subsections (y) and (z) only, to the extent not prohibited by any applicable non-disclosure agreement entered into prior to April 11, 2021, to which Acquiror is a party, as determined in good faith by Acquiror, in which case Acquiror shall provide such notice to the maximum extent not prohibited). Acquiror agrees that the rights and remedies for noncompliance with this Section 8.03(b) include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the Company Parties and that money damages would not provide an adequate remedy for such injury.

Section 8.04 Tax Matters.

(a) Tax Returns.

(i)  HotelPlanner.com shall prepare and file, or cause to be prepared and filed, all Flow-Thru Tax Returns of the Company Group for any taxable period ending on or prior to the Closing Date that are due after the Closing Date (collectively, the “HotelPlanner.com Prepared Returns”). Each HotelPlanner.com Prepared Return filed after the Closing Date shall be prepared in a manner consistent with the Company Group’s past practice except as otherwise required by applicable Tax Law. Each HotelPlanner.com Prepared Return filed after the Closing Date (taking into account applicable extensions) shall be submitted to the Acquiror (and with respect to the Pre-Closing Tax Period Reservations.com Tax Returns, to Reservations.com) no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions) for review. HotelPlanner.com shall consider in good faith all reasonable comments received from the Acquiror (and shall incorporate all comments received by Reservations.com with respect to the Pre-Closing Tax Period Reservations.com Tax Returns) no later than five (5) days prior to the due date for filing any such Tax Return taking into account applicable extensions). Except as otherwise required by law or would not reasonably be expected to have a Material Adverse Effect on Acquiror (or Reservations.com or any Reservations.com Pre-Closing Holder), no filed HotelPlanner.com Prepared Return may be amended after the Closing without the prior written consent of Acquiror (and Reservations.com, as applicable), which consent shall not be unreasonably withheld, conditioned or delayed. Acquiror shall prepare and file, or cause to be prepared and filed, all Flow-Thru Tax Returns of the Company Group (for the avoidance of doubt, other than HotelPlanner.com Prepared Returns) for any Straddle Period (the “Acquiror Prepared Returns”). Each Acquiror Prepared Return shall be prepared in a manner consistent with the Company Group’s past practice except as otherwise required by applicable Tax Law. Each Acquiror Prepared Return shall be submitted to HotelPlanner.com for review and approval no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions). The Acquiror shall consider in good faith all reasonable comments received from HotelPlanner.com no later than five (5) days prior to the due date for filing any such Tax Return (taking into account applicable extensions) and shall not file such Tax Return without the consent of HotelPlanner.com, such consent not to be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, each Tax Return described in this Section 8.04(a) for a taxable period that includes (but does not end on) the Closing Date (i) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method, (ii) shall be prepared in accordance with Section 706(d)(3) of the Code to the extent applicable, (iii) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election, and (iv) shall be prepared in a manner such that any and all deductions, losses, or credits of the Company Group resulting from, attributable to, or accelerated by the payment of expenses in connection with the transactions contemplated by this Agreement are allocated to the Pre-Closing Tax Period to the extent permitted by applicable Tax Law.

(ii)  After the Closing, without the prior written consent of HotelPlanner.com (and Reservations.com with respect to Reservations.com Tax Returns) (in each case not to be unreasonably withheld, conditioned or delayed), Acquiror shall not, and shall not permit any of its Affiliates to file, re-file or amend any HotelPlanner.com Prepared Returns, any other Company Group Tax Returns for Pre-Closing Tax Periods, or make any election that would have retroactive effect on any such Tax Return.

(b) Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne and paid by Acquiror. Unless otherwise required by applicable Law, Acquiror shall prepare and file or shall cause to be prepared and filed, in a timely manner, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, HotelPlanner.com, the Company Group, and the Acquiror will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the Transactions.

(c) Audits and Claims. Company Group shall have the right (at Company Group’s sole risk, cost and expense) to control the conduct of any audit, examination, investigation or administrative, court or other proceeding related to any Tax or Tax Returns for any Pre-Closing Tax Period (“Company Group Tax Proceeding”). For the avoidance of doubt, among the Company Group, the Reservations.com Pre-Closing Holders shall control any Company Group Tax Proceeding relating solely to Reservations.com, and the HotelPlanner.com Pre-Closing Holders shall control all other Company Group Tax Proceedings. If the Company Group does not assume the defense of any such proceeding or fails to acknowledge its liability, the Acquiror may defend the matter in good faith but may not settle any such Company Group Tax Proceedings in a manner which would have any adverse impact on any Pre-Closing Holder without the prior written consent of the Pre-Closing Holders that would be so impacted, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Company Parties shall not agree to any settlement concerning Taxes for a Pre-Closing Tax Period which may materially and adversely impact Acquiror, the Company Group, the Surviving HotelPlanner.com Entity, or the Surviving Registrations.com Entity for a Post-Closing Tax Period without the prior consent of Acquiror, such consent not to be unreasonable withheld, conditioned or delayed. Acquiror shall have the right to be kept informed of any material developments and receive copies of all correspondence and shall have the right to observe the conduct of any Company Group Tax Proceeding (through attendance at meetings) which would have a material and adverse impact on Acquiror, the Company Group, the Surviving HotelPlanner.com Entity, or the Surviving Registrations.com Entity in a Post-Closing Tax Period at its own expense, including through its own counsel and other professional experts.

(d) Cooperating on Tax Matters. Acquiror and Company Group shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns. Company Group and Acquiror shall retain all Books and Records with respect to Tax matters pertinent to the Business Combination relating to any taxable period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations (and, to the extent notified by Acquiror or Company Group, any extensions thereof) of the respective taxable periods, and shall not dispose of such items until it offers the items to Acquiror, and to abide by all record retention agreements entered into with any Governmental Authority.

(e) Intended Income Tax Treatment. The Parties hereto agree for U.S. federal (and to the extent applicable, state and local) income Tax purposes that: (i) the contribution by the Contributing Pre-Closing Holders contemplated by Section 2.01(b) shall be treated as a tax-free contribution of the HotelPlanner.com Assets to HotelPlanner.com in exchange for additional HotelPlanner.com Common Units under Section 721(a) of the Code; (ii) the Recapitalization be treated as a recapitalization event in which no taxable gain or loss is recognized by the HotelPlanner.com Pre-Closing Holders and HotelPlanner.com be treated as continuing as a partnership pursuant to Section 708(a) of the Code following the Closing Date; ; (iii) the Reservations.com Merger shall be treated as (A) a tax-free contribution of Reservations.com Common Units to HotelPlanner.com in exchange for HotelPlanner.com Common Units under Section 721(a) of the Code and (B) a termination of the Reservations.com partnership under Section 708(b)(1) of the Code; and (iv) the HotelPlanner.com Merger shall be treated as (A) a contribution of the Closing Cash Contribution by Acquiror in exchange for HotelPlanner.com Common Units under Section 721(a) of the Code, (B) with respect to the Pre-Closing Holders that receive cash in lieu of HotelPlanner.com Closing Unit Consideration pursuant to Section 3.02(b), as a taxable sale to the extent of the HotelPlanner.com Common Units exchanged for cash, and (C) with respect to Pre-Closing Holders that receive the HotelPlanner.com Closing Unit Consideration, as a recapitalization event in which no taxable gain or loss is recognized by the Pre-Closing Holder to the extent of the HotelPlanner.com Common Units received, and (v) any Earn Out Units issued to the Pre-Closing Holders shall be treated as an adjustment to the HotelPlanner.com Closing Unit Consideration.

(f)  Reporting. Each of Company Group and Acquiror shall file all Tax Returns consistent with the Intended Income Tax Treatment as set forth in this Section 8.04 and shall not take any position inconsistent therewith upon examination of any relevant Tax Return in any audit, proceeding or otherwise with respect to such Tax Returns (except to the extent required by a final Governmental Authority determination and except that this provision shall not require any party to appeal a final Governmental Authority determination or enter into litigation).

Section 8.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreements, the terms of which are incorporated herein by reference. The Confidentiality Agreements shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b) Subject to Section 8.05(c), none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of the other Parties, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow (A) HotelPlanner.com, if the disclosing party is Acquiror or Reservations.com, (B) Reservations.com, if the disclosing party is Acquiror or HotelPlanner.com, or (C) Acquiror, if the disclosing party is HotelPlanner.com or Reservations.com (prior to the Closing), to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 8.05, and (iii) to Governmental Authorities in connection with any Consents required to be made under this Agreement or in connection with the Transactions. Notwithstanding anything to the contrary in this Section 8.05 or otherwise in this Agreement, the Parties agree that the Sponsor, Acquiror and their respective Representatives may provide general information about the subject matter of this Agreement and the Transactions to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, in each case, so long as such recipients are obligated to keep such information confidential. The Parties shall use their respective reasonable best efforts to ensure that any information that is disclosed under this Section 8.05 or any other provision of this Agreement shall be accurate.

(c) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by HotelPlanner.com (after good faith consultation with Reservations.com) and Acquiror prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four Business Days thereafter), Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which HotelPlanner.com (in good faith consultation with Reservations.com) shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider such comments in good faith. HotelPlanner.com (after good faith consultation with Reservations.com) and Acquiror shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the Closing (but in any event within four Business Days after the Closing), Acquiror shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which the Sponsor shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider in good faith such comments. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 8.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 8.07 Qualification as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 8.08 Additional Financing Cooperation. Prior to the Closing, with the prior written consent of HotelPlanner.com and Reservations.com, Acquiror may arrange and obtain financing from the sale of Acquiror Class A Common Stock upon such terms as will be agreed by Acquiror, HotelPlanner.com and Reservations.com (the “Additional Financing”). The Additional Financing may be made contingent upon Closing. Subject to the foregoing, if HotelPlanner.com, Reservations.com and Acquiror consent to an Additional Financing, Acquiror, HotelPlanner.com and Reservations.com shall, and each shall cause its respective officers, directors, employees, agents, and advisors to, use commercially reasonable efforts to obtain the Additional Financing, including, but not limited to: (i) furnishing, or causing to be furnished, to any Additional Financing sources such information regarding HotelPlanner.com and Reservations.com as may be reasonably requested, (ii) causing the management teams of each of HotelPlanner.com and Reservations.com, with appropriate seniority and expertise, to participate in meetings, presentations, due diligence sessions, drafting sessions, road shows and meetings with prospective Additional Financing sources, (iii) preparing offering documents and other marketing materials of a type customarily used for the type of financing proposed and cooperate with marketing efforts for the Additional Financing as reasonably requested and (iv) executing and delivering definitive documents related to the Additional Financing; provided, in each case in clauses (i) through (iv) above, that nothing in this Section 8.08 shall require any efforts to the extent that such efforts would reasonably be expected to conflict with or violate any applicable Law, or result in the material contravention of, or result in a material violation or breach of, or material default under, any HotelPlanner.com Material Contract, Reservations.com Material Contract, or Acquiror Material Contract.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The obligations of the Acquiror, HotelPlanner.com and Reservations.com to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by Acquiror, HotelPlanner.com, and Reservations.com:

(a) Antitrust and foreign direct investment Approval. All applicable waiting periods (and any extensions thereof) under the Antitrust Laws or foreign direct investment laws in respect of the Transactions (and any customary timing agreement with any Governmental Authority to toll, stay, or extend any such waiting period, or to delay or not to consummate the transactions contemplated by the Transactions entered into in connection therewith) shall have terminated or expired shall have expired or been terminated.

(b) No Prohibition. There shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction and having jurisdiction over the Parties with respect to the Transactions enjoining, prohibiting, or making illegal the consummation of the Transactions.

(c) Stockholder Approval. The Required Acquiror Stockholder Approval shall have been obtained.

(d) Proxy Statement. The definitive Proxy Statement shall have been filed with the SEC and distributed in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(e) Nasdaq. The Acquiror Common Stock shall be listed or have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(f)  Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing Date, as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act.

Section 9.02 Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i)  Each of the representations and warranties of HotelPlanner.com and Reservations.com contained in Section 4.01 (Organization of the Company Parties), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.06 (Current Capitalization), Section 4.07 (Capitalization of Subsidiaries), Section 4.24 (Brokers’ Fees), Section 4.26 (Proxy Statement; Information Provided) and Section 4.28 (HotelPlanner.com Assets) (collectively, the “Company Group Specified Representations”) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date). For purposes of determining whether a representation or warranty is true and correct in “all material respects” pursuant to this Section 9.02(a)(i), only effects on the combined Company Group as a whole (including each of (x) HotelPlanner.com and its direct and indirect Subsidiaries and (y) Reservations.com and its direct and indirect Subsidiaries) shall be considered.

(ii)  The representations and warranties contained in Section 4.23 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date; provided, that for the avoidance of doubt, the words “Company Material Adverse Effect” in Section 4.23 shall consider only effects on the combined Company Group as a whole (including each of (x) HotelPlanner.com and its direct and indirect Subsidiaries and (y) Reservations.com and its direct and indirect Subsidiaries).

(iii)  Each of the representations and warranties contained in Article IV (other than the Company Group Specified Representations and the representations and warranties contained in Section 4.23) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. For purposes of determining whether the failure of a representation and warranty to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect for purposes of this Section 9.02(a)(iii), only effects on the combined Company Group as a whole (including each of (x) HotelPlanner.com and its direct and indirect Subsidiaries and (y) Reservations.com and its direct and indirect Subsidiaries) shall be considered.

(b) Agreements and Covenants. The covenants and agreements of HotelPlanner.com and Reservations.com in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects. For purposes of determining whether any covenant or agreement of HotelPlanner.com or Reservations.com, respectively, have been performed in all material respects, only effects on the combined Company Group as a whole (including each of (x) HotelPlanner.com and its direct and indirect Subsidiaries and (y) Reservations.com and its direct and indirect Subsidiaries) shall be considered.

(c) Officer’s Certificate. Each of HotelPlanner.com and Reservations.com shall have delivered to Acquiror a certificate signed by an officer of HotelPlanner.com or Reservations.com, as applicable, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d) Other Closing Deliverables. On or prior to the Closing, the Company Parties shall have delivered, or caused to be delivered to Acquiror:

(i)  a copy of the Registration Rights Agreement, duly executed by the Surviving HotelPlanner.com Entity;

(ii)  a copy of the Subscription Agreement, duly executed by the Surviving HotelPlanner.com Entity;

(iii)  a copy of the HotelPlanner.com A&R Operating Agreement, duly executed by HotelPlanner.com;

(iv) copies of resolutions and actions taken by each Company Party’s managers, board of managers and members in connection with the approval of the Transaction Agreements and the transactions contemplated thereunder;

(v) a copy of the Tax Receivable Agreement, duly executed by the Pre-Closing Holders and the Surviving HotelPlanner.com Entity; and

(vi) (A) all other documents, instruments or certificates required to be delivered by the Company Parties at or prior to the Closing pursuant to this Agreement and (B) such other documents or certificates as shall reasonably be required by Acquiror and/or its counsel in order to consummate the Transactions.

(e) Support Agreements. Neither the HotelPlanner.com Support Agreement nor the Reservations.com Support Agreement shall have been terminated.

(f)  Termination of Consulting Agreements. Each of the agreements set forth on Schedule 9.02(j) shall have been terminated, effective as of the Reservation.com Effective Time, with no further liability of the Company Parties thereunder.

(g) Member Approvals. Each of the Required HotelPlanner.com Member Approval and the Required Reservations.com Member Approval shall have been obtained.

(h) Reservations.com Support Agreement. The Reservations.com Support Agreement shall not have been terminated.

(i)  HotelPlanner.com Support Agreement. The HotelPlanner.com Support Agreement shall not have been terminated.

Section 9.03 Additional Conditions to the Obligations of HotelPlanner.com. The obligation of HotelPlanner.com to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by HotelPlanner.com:

(a) Representations and Warranties.

(i)  Each of the representations and warranties of the Acquiror Parties contained in Article V (other than the representations and warranties of the Acquiror Parties contained in Section 5.01 (Organization), Section 5.02 (Due Authorization), Section 5.14 (Capitalization), and Section 5.19 (Absence of Changes)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect. For purposes of determining whether the failure of a representation and warranty to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect for purposes of this Section 9.03(a)(i), only effects on the Acquiror shall be considered.

(ii)  Each of the representations and warranties of the Acquiror Parties contained in Section 5.01 (Organization), Section 5.02 (Due Authorization) and Section 5.14 (Capitalization) shall be true and correct in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date). For purposes of determining whether a representation or warranty is true and correct in “all material respects” pursuant to this Section 9.03(a)(ii), only effects on Acquiror shall be considered.

(iii)  The representations and warranties of the Acquiror Parties contained in Section 5.19 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made; provided, that for the avoidance of doubt, the words “Acquiror Material Adverse Effect” in Section 5.19 shall consider only effects on the Acquiror.

(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects. For purposes of determining whether any covenant or agreement of an Acquiror Party has been performed in all material respects, only effects on the Acquiror Parties as a whole shall be considered.

(c) Officer’s Certificate. Acquiror shall have delivered to HotelPlanner.com a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Closing Cash Contribution. The Closing Cash Contribution shall have been completed.

(e) Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $100,000,000.

(f)  Other Closing Deliverables. On or prior to the Closing, Acquiror shall have delivered, or caused to be delivered to HotelPlanner.com:

(i)  a certified copy of the Acquiror Charter and the Acquiror Bylaws;

(ii)  a copy of the Registration Rights Agreement, duly executed by Acquiror;

(iii)  a copy of the Subscription Agreement, duly executed by Acquiror;

(iv) a copy of the HotelPlanner.com A&R Operating Agreement, duly executed by Acquiror;

(v) copies of resolutions and actions taken by the Acquiror Board approving the Transaction Agreements and the transactions contemplated thereunder;

(vi) a report of the inspector of elections of the Special Meeting certifying the Acquiror’s shareholders’ approval of the Transaction Agreements and the transactions contemplated thereunder;

(vii) a copy of the Tax Receivable Agreement, duly executed by Acquiror; and

(viii)  (A) all other documents, instruments or certificates required to be delivered by Acquiror at or prior to the Closing pursuant to this Agreement and (B) such other documents or certificates as shall reasonably be required by HotelPlanner.com and/or its counsel in order to consummate the Transactions.

(g) Sponsor Agreement. The Sponsor Agreement shall not have been terminated.

(h) Required Reservations.com Member Approval. The Required Reservations.com Member Approval shall have been obtained.

(i)  Reservations.com Support Agreement. The Reservations.com Support Agreement shall not have been terminated.

Section 9.04 Additional Conditions to the Obligations of Reservations.com. The obligation of Reservations.com to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Reservations.com:

(a) Representations and Warranties.

(i)  Each of the representations and warranties of the Acquiror Parties contained in Article V (other than the representations and warranties of the Acquiror Parties contained in Section 5.01 (Organization), Section 5.02 (Due Authorization), Section 5.14 (Capitalization), and Section 5.19 (Absence of Changes)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect. For purposes of determining whether the failure of a representation and warranty to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect for purposes of this Section 9.03(a)(i), only effects on the Acquiror shall be considered.

(ii)  Each of the representations and warranties of the Acquiror Parties contained in Section 5.01 (Organization), Section 5.02 (Due Authorization) and Section 5.14 (Capitalization) shall be true and correct in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date). For purposes of determining whether a representation or warranty is true and correct in “all material respects” pursuant to this Section 9.03(a)(ii), only effects on Acquiror shall be considered.

(iii)  The representations and warranties of the Acquiror Parties contained in Section 5.19 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made; provided, that for the avoidance of doubt, the words “Acquiror Material Adverse Effect” in Section 5.19 shall consider only effects on the Acquiror.

(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects. For purposes of determining whether any covenant or agreement of an Acquiror Party has been performed in all material respects, only effects on the Acquiror Parties as a whole shall be considered.

(c) Officer’s Certificate. Acquiror shall have delivered to Reservations.com a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Closing Cash Contribution. The Closing Cash Contribution shall have been completed.

(e) Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $100,000,000.

(f)  Other Closing Deliverables. On or prior to the Closing, Acquiror shall have delivered, or caused to be delivered to Reservations.com:

(i)  a certified copy of the Acquiror Charter and the Acquiror Bylaws;

(ii)  a copy of the Registration Rights Agreement, duly executed by Acquiror;

(iii)  a copy of the Subscription Agreement, duly executed by Acquiror;

(iv) a copy of the HotelPlanner.com A&R Operating Agreement, duly executed by Acquiror;

(v) copies of resolutions and actions taken by the Acquiror Board approving the Transaction Agreements and the transactions contemplated thereunder;

(vi) a report of the inspector of elections of the Special Meeting certifying the Acquiror’s shareholders’ approval of the Transaction Agreements and the transactions contemplated thereunder;

(vii) a copy of the Tax Receivable Agreement, duly executed by Acquiror; and

(viii)  (A) all other documents, instruments or certificates required to be delivered by Acquiror at or prior to the Closing pursuant to this Agreement and (B) such other documents or certificates as shall reasonably be required by Reservations.com and/or its counsel in order to consummate the Transactions.

(g) Sponsor Agreement. The Sponsor Agreement shall not have been terminated.

(h) Required HotelPlanner.com Member Approval. The Required HotelPlanner.com Member Approval shall have been obtained.

(i)  HotelPlanner.com Support Agreement. The HotelPlanner.com Support Agreement shall not have been terminated.

Section 9.05 Frustration of Conditions. A Party may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

Article X

TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows:

(a) by mutual written agreement of Acquiror, HotelPlanner.com, and Reservations.com;

(b) by either Acquiror, HotelPlanner.com, or Reservations.com, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) Governmental Order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers and in the case of any such Governmental Order, such Governmental Order shall have become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to any Party that has failed to use its commercially reasonable efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;

(c) by Acquiror, HotelPlanner.com, or Reservations.com, if the HotelPlanner.com Effective Time has not occurred by 11:59 p.m., Eastern Time, on February 28, 2022 (the “Termination Date”); provided, that the Termination Date shall be automatically extended for an additional 60 days to the extent there is any delay to the applicable waiting or review periods, or any extension thereof, by any Governmental Authority or Nasdaq (including any specific request from any Governmental Authority or Nasdaq to delay filings or for additional time to review the Transactions) that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review of the Transactions or issuance of clearance or approval from such Governmental Authority to the extent required to satisfy the condition set forth in Section 9.01(b); provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Mergers to be consummated by such times;

(d) by either Acquiror, HotelPlanner.com, or Reservations.com, if Acquiror fails to obtain the Required Acquiror Stockholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its stockholders following any adjournment or postponement thereof);

(e) by Acquiror if the Required HotelPlanner.com Member Approval and/or the Required Reservations.com Member Approval has not been delivered to Acquiror within one day after the date hereof;

(f)  by Acquiror, if HotelPlanner.com or Reservations.com has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform that would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied and such breach or failure to perform is not cured by HotelPlanner.com or Reservations.com, as applicable, before the earlier of (I) the fifth Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from Acquiror of such breach or failure to perform; provided, that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 10.01(f) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied;

(g) by HotelPlanner.com or Reservations.com, if any Acquiror Party has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied and such breach or failure to perform is not cured by such Acquiror Party before the earlier of (I) the fifth Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from HotelPlanner.com or Reservations.com of such breach or failure to perform; provided, that HotelPlanner.com or Reservations.com shall not have the right to terminate this Agreement pursuant to this Section 10.01(g) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied.

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02, if this Agreement terminates pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or any Willful Breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreements, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.01 Waiver. At any time and from time to time prior to the HotelPlanner.com Effective Time, Acquiror, on the one hand, and HotelPlanner.com and Reservations.com, on the other hand, acting jointly, may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that each Acquiror Party shall be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of Acquiror or HotelPlanner.com and Reservations.com to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to any Acquiror Party prior to the Closing, or to Acquiror after the HotelPlanner.com Effective Time:

Astrea Acquisition Corp.

55 Ocean Lane Drive, Apt. 3021

Key Biscayne, Florida 33149

Attention: Felipe Gonzalez

E-mail: fgonzalez@strongrockcap.com

with a copy (which shall not constitute notice) to:

Graubard Miller

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention:	David Alan Miller, Esq.
Jeffrey	M. Gallant, Esq.
Melissa	Curvino, Esq.
Email:	dmiller@graubard.com
jgallant@graubard.com
mcurvino@graubard.com

(b) If to HotelPlanner.com prior to the Closing, or to the Surviving HotelPlanner.com Entity after the HotelPlanner.com Effective Time, to:

Lexyl Travel Technologies, LLC

205 Datura St., 10th Floor

West Palm Beach, FL 33401

Attn: Tim Hentschel, Chief Executive Officer

E-mail: tim.hentschel@HotelPlanner.com.com

with copies (which shall not constitute notice) to:

Gunster

777 South Flagler Drive

Suite 500 East

West Palm Beach, FL 33401-6194

Attn:	David G. Bates, Esq.
Milton	A. Vescovacci, Esq.
Mahesh	H. Nanwani, Esq.
Robert	B. Lamm, Esq.

Email:	dbates@gunster.com
mvescovacci@gunster.com
mnanwani@gunster.com
rlamm@gunster.com

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attention:	Ryan Maierson
Tana	Ryan
Navneeta	Rekhi
Email:	ryan.maierson@lw.com
tana.ryan@lw.com
navneeta.rekhi@lw.com

(c)	If to Reservations.com prior to the Closing, to:

Benjamin & Brothers, LLC

390 N Orange Ave #1605

Orlando, FL 32801

Attn: Yatin Patel, Co-Founder

E-mail: yatin@reservations.com

with a copy (which shall not constitute notice) to:

Katz Teller

255 East Fifth Street, Suite 2400

Cincinnati, OH 45202

Attn:	Gabriel J. Kurcab, Esq.
Matt	Kitchen
Email:	gkurcab@katzteller.com
mkitchen@katzteller.com

Stradley Ronon Stevens & Young, LLP

2005 Market Street, Suite 2600

Philadelphia, PA 19103-7018

Attn:	Thomas L. Hanley
Email:	thanley@stradley.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) if the Closing occurs, each of the D&O Indemnified Persons (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01, and (b) the past, present and future directors, managers, managing members, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14.

Section 11.05 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 11.06 Governing Law. Except for provisions of this Agreement or aspects of the Transactions that are specifically stated to be governed by the Laws of another jurisdiction (which shall be deemed to be governed by the Laws of such other jurisdiction), this Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement. The inclusion of any item in the Schedules shall not be deemed (a) an admission of any breach or violation of any Contract or Law or (b) an admission of any liability or obligation to any third party. In addition, under no circumstances shall the disclosure of any matter in the Schedules, where a representation or warranty of any Party is limited or qualified by the materiality of the matters to which the representation or warranty is given or by a Company Material Adverse Effect imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect. No Party shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Schedules, which otherwise is not required to be disclosed by this Agreement.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements (together with the Schedules and Exhibits thereto), the Mutual Non-Disclosure Agreement dated as of February 19, 2021, by and between HotelPlanner.com and Acquiror (as amended, modified or supplemented from time to time, the “HotelPlanner.com Confidentiality Agreement”), the Mutual Non-Disclosure Agreement dated as of December 9, 2020, by and between Reservations.com and HotelPlanner.com (as amended, modified or supplemented from time to time, the “Reservations.com Confidentiality Agreement,” together with the HotelPlanner.com Confidentiality Agreement, the “Confidentiality Agreements”), the Letter Agreement Regarding Due Diligence dated as of April 17, 2021 between Acquiror and HotelPlanner.com, as amended by (i) that certain Amendment to Letter Agreement Regarding Due Diligence dated as of May 4, 2021, (ii) that certain Second Amendment to Letter Agreement Regarding Due Diligence dated as of May 19, 2021, (iii) that certain Third Amendment to Letter Agreement Regarding Due Diligence dated as of June 3, 2021, (iv) that certain Fourth Amendment to Letter Agreement Regarding Due Diligence dated as of June 30, 2021, and (v) that certain Fifth Amendment to Letter Agreement Regarding Due Diligence dated as of June 31, 2021 (as so amended, collectively, the “Letter Agreement”), and the Third Amendment to the Letter of Intent, dated as of July 26, 2021, by and between Reservations.com and HotelPlanner.com, solely as it relates to the agreement of Reservations.com and HotelPlanner.com with respect to payment of expenses, constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement, the Letter Agreement and the Confidentiality Agreements.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Acquiror, HotelPlanner.com, or Reservations.com in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors, managing members or managers (or other body performing similar functions) of Acquiror, HotelPlanner.com, or Reservations.com to terminate this Agreement in accordance with Section 10.01 or to cause Acquiror, HotelPlanner.com, or Reservations.com to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12 Jurisdiction; Waiver Of Trial By Jury.

(a) Except as otherwise expressly provided in this Agreement and subject to Section 11.12(b) below, (i) any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions and any Action for recognition and enforcement of any judgment in respect thereof shall be brought, tried and determined in the United States District Court for the District of Delaware, the Court of Chancery of the State of Delaware or any other court of the State of Delaware (collectively, the “Chosen Courts”), and (ii) each of the parties hereto hereby (A) irrevocably and unconditionally consents and submits itself and its property to the exclusive jurisdiction of such Chosen Courts (and of the appropriate appellate courts therefrom) in any such Action, (B) irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum and (C) agrees that it shall not bring any Action based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.02 shall be deemed effective service of process on such party.

(b) If, and only if, the Chosen Courts would not have jurisdiction over all or any portion of an Action based upon, arising out of or related to this Agreement or any of the Transactions (all or such portion of an Action so declined by the Chosen Courts, an “Arbitration Action”), the Parties involved in such Action (the “Disputing Parties”) agree that the Arbitration Action will be finally settled by binding arbitration in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of three (3) arbitrators mutually agreeable to the Disputing Parties. If the Disputing Parties cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrators shall be directed by the Disputing Parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrators shall be directed by the Disputing Parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Delaware. The arbitration will be conducted in the English language in Palm Beach County, Florida. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. For the avoidance of doubt, nothing in this Section 11.12(b) shall prevent either party from seeking interim injunctive relief in the Chosen Courts to prevent irreparable injury pending appointment of the arbitrators pursuant to this Section 11.12(b).

Section 11.13 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS AMONG THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.14 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) Acquiror, HotelPlanner.com and Reservations.com shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that neither of Acquiror, HotelPlanner.com nor Reservations.com, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13, shall be required to provide any bond or other security in connection with any such injunction.

Section 11.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, manager, managing member, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party and (b) no past, present or future director, manager, managing member, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Acquiror Parties or Company Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.16 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the HotelPlanner.com Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XI.

Section 11.17 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties of the Company Parties in connection with the Transactions; (c) the representations and warranties in Article V constitute the sole and exclusive representations and warranties of the Acquiror Parties; (d) except for the representations and warranties in Article IV by the Company Parties and the representations and warranties in Article V by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (e) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company Parties and the representations and warranties in Article V by the Acquiror Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud or willful misconduct committed by such Party.

Section 11.18 Legal Representation.

(a) Each of Acquiror and each of the Company Parties hereby agrees on behalf of itself and its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Surviving HotelPlanner.com Entity and its Subsidiaries), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that (i) each of Gunster, Yoakley & Stewart, P.A. or any successor (“Gunster”), Latham & Watkins LLP or any successor (“Latham”) and Katz Teller Brant & Hild, LPA, or any successor (together with Gunster and Latham, “Company Counsel”) may represent the Company Parties, their respective Subsidiaries or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Party Group”), in each case, in connection with any legal proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding Company Counsel’s representation (or any continued representation) of any Company Parties or any member of the Company Party Group and (ii) hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Acquiror and the Company Parties acknowledge that the foregoing provision applies whether or not Company Counsel provides legal services to any Company Party or any of their Subsidiaries after the Closing Date. Each of Acquiror and each of the Company Parties, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between any Company Party or any of their Subsidiaries or any member of the Company Party Group and its counsel, including Company Counsel, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or legal proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to Acquiror notwithstanding the Transactions, and instead survive, remain with and are controlled by the Company Party Group (the “Company Group Privileged Communications”), without any waiver thereof. Acquiror and the Company Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Company Group Privileged Communications, whether located in the records or email server of the Company Parties or otherwise (including in the knowledge of the officers and employees of the Company Parties), in any legal proceeding against or involving any of the Parties after the Closing, and Acquiror and the Company Parties agree not to assert that any privilege has been waived as to the Company Group Privileged Communications, whether located in the records or email server of the Company Parties or otherwise (including in the knowledge of the officers and employees of the Company Parties).

(b) Each of Acquiror and each of the Company Parties hereby agrees on behalf of itself and its respective Waiving Parties, that Graubard Miller or any successor (“Graubard”) (i) may represent the Acquiror, Sponsor or any of their directors, members, partners, officers, employees or Affiliates (collectively, the “Acquiror Group”), in each case, in connection with any legal proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representations (or any continued representation) of the Acquiror Group or Waiving Parties and (ii) hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Acquiror and the Company Parties acknowledge that the foregoing provision applies whether or not Graubard provides legal services to any Company Party or any of their Subsidiaries after the Closing Date. Each of Acquiror and each of the Company Parties, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between Acquiror or any of its Affiliates and its counsel, including Graubard, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or legal proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Acquiror or the Company Parties notwithstanding the Transactions, and instead survive, remain with and are controlled by the Sponsor (the “Acquiror Privileged Communications”), without any waiver thereof. The Acquiror and the Company Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Acquiror Privileged Communications, whether located in the records or email server of Acquiror, the Company Parties or otherwise (including in the knowledge of the officers and employees of Acquiror or the Company Parties), in any legal proceeding against or involving any of the Parties after the Closing, and the Acquiror and the Company Parties agree not to assert that any privilege has been waived as to the Acquiror Privileged Communications, whether located in the records or email server of Acquiror or the Company Parties or otherwise (including in the knowledge of the officers and employees of Acquiror or the Company Parties).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

ASTREA ACQUISITION CORP.

By:	/s/ Jose Luis Cordova
Name:	Jose Luis Cordova
Title:	Chief Financial Officer

PEREGRINE MERGER SUB, LLC

By:	Astrea Acquisition Corp.,
its Sole Member

	By:	/s/ Jose Luis Cordova
	Name:	Jose Luis Cordova
	Title:	Chief Financial Officer

DOUBLE PEREGRINE MERGER SUB, LLC

By:	/s/ John Prince
Name:	John Prince
Title:	Manager

LEXYL TRAVEL TECHNOLOGIES, LLC

By:	HP Management Ventures, LLC,
its Manager

	By:	/s/ Tim Hentschel
	Name:	Tim Hentschel
	Title:	Manager

	By:	/s/ John Prince
	Name:	John Prince
	Title:	Manager

BENJAMIN & BROTHERS, LLC

By:	/s/ Yatinkumar Patel
Name:	Yatinkumar Patel
Title:	Manager

Signature Page to Agreement and Plan of Merger